EXHIBIT 10.1
FIFTH AMENDMENT TO CREDIT AGREEMENT;
AND WAIVER AGREEMENT
THIS FIFTH AMENDMENT TO CREDIT AGREEMENT; AND WAIVER AGREEMENT (this “Agreement”) dated as of August 5, 2009 is entered into by and among MORGANS GROUP LLC, a limited liability company formed under the laws of the State of Delaware (the “Borrower”), BEACH HOTEL ASSOCIATES LLC, a limited liability company formed under the laws of the State of Delaware (the “Florida Borrower”), MORGANS HOLDINGS LLC, a limited liability company formed under the laws of the State of Delaware (the “NY Morgans Borrower”), ROYALTON LLC, a limited liability company formed under the laws of the State of Delaware (the “NY Royalton Borrower”, and together with the Borrower, the Florida Borrower and the NY Morgans Borrower, the “Borrowers”), and MORGANS HOTEL GROUP CO., a corporation formed under the laws of the State of Delaware (“Holdings”, and together with the Borrowers and the Guarantors that are parties hereto, the “Loan Parties” and individually a “Loan Party”); each of the Lenders party hereto; and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent (the “Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower, the Florida Borrower, Holdings, the Lenders, the Agent and certain other parties have entered into that certain Credit Agreement dated as of October 6, 2006, as amended by that certain First Amendment to Credit Agreement dated November 10, 2006, that certain Second Amendment to Credit Agreement dated January 8, 2007, that certain Third Amendment to Credit Agreement dated October 10, 2007 and that certain Fourth Amendment to Credit Agreement dated January 16, 2008 (as previously amended, as hereby amended and as from time to time further amended, modified, supplemented, restated, or amended and restated, the “Existing Credit Agreement”), pursuant to which the Lenders have made available to the Borrowers a revolving credit facility, including a letter of credit facility and a swing line facility;
WHEREAS, the Borrower has requested (a) that the Agent and the Lenders amend the Existing Credit Agreement in such a manner that, upon giving effect to such amendments, the Existing Credit Agreement would contain the terms, covenants, conditions and other provisions as contained in the form of credit agreement set forth as Exhibit A to this Agreement (the “Consolidated Form Credit Agreement”); and (b) that the Agent and the Lenders agree to the waivers set forth in Section 3 hereof; and
WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given thereto in the Existing Credit Agreement as amended by this Agreement (as so amended, the “Credit Agreement”).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Conditions Precedent. As express conditions to the consummation of this Agreement, the following shall have occurred, all in a form and manner and in substance satisfactory to the Agent:
(a)	The Agent shall have received each of the following, in form and substance satisfactory to the Agent:
(i)	counterparts of this Agreement duly executed by the Loan Parties, the Agent and Lenders which constitute Requisite Lenders;
(ii)
for each Lender, a promissory note in the principal amount equal to such Lender’s Commitment Percentage of the Tranche A Commitment, executed by the Borrower and complying with the applicable requirements of Section 2.11. of the Credit Agreement, which note, together with the Tranche B Note in favor of such Lender shall amend and restate the promissory note of the Borrower delivered in connection with the Existing Credit Agreement;

(iii)
for each Lender, a promissory note in the principal amount equal to such Lender’s Commitment Percentage of the Tranche A Commitment, executed by the Florida Borrower and complying with the applicable requirements of Section 2.11. of the Credit Agreement, which note shall amend and restate the promissory note of the Florida Borrower delivered in connection with the Existing Credit Agreement;

(iv)
for each Lender, a promissory note in the principal amount of such Lender’s Commitment Percentage of the Tranche B Commitment, executed by the Tranche B Borrowers and complying with the applicable provisions of Section 2.11. of the Credit Agreement, which note, together with the Tranche A Borrower Note in favor of such Lender, shall amend and restate the promissory note of the Borrower delivered in connection with the Existing Credit Agreement;

(v)	the Reaffirmation of Guaranty executed by the Loan Parties as of the Effective Date, which shall reaffirm and restate the guaranty delivered in connection with the Existing Credit Agreement;
(vi)	an opinion or opinions of counsel to the Loan Parties, addressed to the Agent and the Lenders, addressing such matters as the Agent may reasonably require;
(vii)
the articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(viii)
a certificate of good standing or certificate of similar meaning with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (or any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(ix)
a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver this Agreement and the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, the officers of the Borrower then authorized to deliver Notices of Revolving Borrowings, Notices of Borrowings, Notices of Continuation and Notices of Conversion and to request the issuance of Letters of Credit;

(x)
copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (i) the by-laws of such Loan Party, if a corporation, the operating agreement of such Loan Party, if a limited liability company, the partnership agreement of such Loan Party, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of this Agreement and the Loan Documents to which it is a party that are executed in connection herewith;

(xi)	a Borrowing Base Certificate calculated as of the Fifth Amendment Effective Date;
(xii)
a Compliance Certificate calculated as of June 30, 2009 (giving pro forma effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Fifth Amendment Effective Date as if the reduction of Commitments and the repayment and restructuring of outstanding Loans on the Fifth Amendment Effective Date pursuant to this Agreement had occurred on June 30, 2009);

(xiii)	a capital budget for each Property as required by Section 10.11.(b) of the Credit Agreement;
(xiv)
the NY Mortgage duly executed by the NY Borrowers and recorded in the applicable land records, securing only the Obligations (including principal, interest and Reimbursement Obligations) with respect to the Tranche B Loans and Tranche B Letter of Credit Liabilities, together with evidence that all applicable mortgage recording taxes, stamp taxes, intangible taxes and other applicable taxes required for the recordation and/or enforcement of the NY Mortgage and the Obligations secured thereby have been paid;

(xv)
a standard ALTA lender’s policy of title insurance in the amount of Tranche B Commitment, insuring that the lien of the NY Mortgage constitutes a first lien on the NY Properties subject only to (A) the existing $1.4 million mortgages on the respective NY Properties (each, an “Existing Mortgage”), which Existing Mortgage and related note has previously been assigned to the Agent, and (B) the matters of record as of the date of the recordation of the Existing Mortgage (to the extent the Agent previously approved such matters), together with a pending disbursements endorsement and such other endorsements as the Agent may require;

(xvi)
appraisals for the NY Properties complying with the standards for Appraisals provided in the Credit Agreement, setting forth Appraised Values acceptable to the Agent, and otherwise in form and substance acceptable to the Agent, in the Agent’s sole discretion;

(xvii)
an amendment to the mortgage encumbering the Florida Property, which currently secures the “Florida Sublimit” under the Existing Credit Agreement, amending such mortgage to provide that it secures the Tranche A Loans as well as the obligations of the Florida Borrower under the Guaranty, executed by the Florida Borrower and recorded in the applicable land records, together with evidence that all applicable mortgage recording taxes, stamp taxes, intangible taxes and other applicable taxes required for the recordation and/or enforcement of such mortgage as so amended have been paid;

(xviii)
such other Security Documents and amendments to Security Documents as the Agent may reasonably request to perfect or continue the perfection of the Agent’s security interest in all Collateral in connection with the transactions contemplated by this Agreement.

(b)
The Agent and Wells Fargo Securities, LLC (“Wells Fargo Securities”) shall have received all fees as required by the letter agreement (the “Fee Letter”) dated July 14, 2009 between the Borrower and Wells Fargo Securities;

(c)	The Agent and its Affiliates shall have received reimbursement from the Borrower of all reasonable expenses of the Agent and its Affiliates, as required by this Agreement and the Credit Agreement;
(d)
The Agent shall have received, for the benefit of each Lender that has executed and delivered this Agreement, an amendment fee equal to 0.50% of such Lender’s Commitments, after giving effect to the reduction of the Commitments on the effective date hereof, as contemplated by this Agreement;

(e)
All fees, charges and disbursements of counsel to the Agent (including any local counsel) incurred in connection with the Loan Documents or the execution and delivery of this Agreement, to the extent invoiced prior to or on the date hereof, plus such additional amounts of such fees, charges and disbursements as shall constitute such counsel’s reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing of this Agreement (provided that such estimate shall not thereafter preclude a final settling of such fees, charges and disbursements) shall have been paid in full;

(f)
The Borrower shall have made, or caused to be made, a principal payment on the Revolving Credit Facility in such amount as may be required so that the aggregate principal amount of all outstanding Loans converted into Tranche A Loans and Tranche B Loans plus the aggregate amount of all Letter of Credit Liabilities converted into Tranche A Letter of Credit Liabilities on the date hereof shall not exceed $35,000,000;

(g)	No Default or Event of Default shall be existing, and all representations and warranties provided in this Agreement shall be true and correct in all material respects;
(h)	All outstanding Swing Line Loans (as defined in the Existing Credit Agreement) shall have been indefeasibly repaid in full; and
(i)
The Agent shall have received such other documents, instruments or certificates, and the Loan Parties shall have performed such other undertakings and provided such further assurances, as the Agent may deem necessary or desirable to consummate the transactions contemplated by this Agreement.

2.
Acknowledgment of Existing Obligations under the Loan Documents. Each of the Loan Parties hereby confirms, ratifies and acknowledges the enforceability of the Loan Documents to which it is a party and its liability for all Obligations arising under each of the Loan Documents executed by such Loan Party (including without limitation the continuation of such Loan Party’s payment and performance obligations thereunder and grants of security interests or liens provided therein, in each case upon and after the effectiveness of this Agreement and the amendments contemplated hereby).

3.	Waiver of Certain Defaults under Existing Credit Agreement.
(a)
To the extent that a Default or Event of Default existed for failure to comply, as of June 30, 2009, with Section 10.11.(a) (the maximum leverage ratio covenant) as in effect prior to this Agreement, the Lenders party to this Agreement hereby waive such Default and Event of Default.

(b)
To the extent that a Default or Event of Default existed for failure to comply, for the period of four fiscal quarters ended June 30, 2009, with Section 10.11.(b) (the minimum fixed charge coverage ratio covenant) as in effect prior to this Agreement, the Lenders party to this Agreement hereby waive such Default and Event of Default. (The waivers set forth in clauses (a) and (b) of this Section 3 are referred to collectively as the “Waiver.”)

The Waiver is granted only for the specific instances described herein and in no manner creates a course of dealing or otherwise impairs the future ability of the Agent or the Lenders to declare a Default or Event of Default under, or otherwise enforce the terms of, the Credit Agreement with respect to any other matters or with respect to any violation of Section 10.11. occurring at any time after the date hereof or with respect to any fiscal period ended after June 30, 2009.

4.
Amendments to Existing Credit Agreement. Subject to the terms and conditions set forth herein, the Existing Credit Agreement is hereby amended so that, as amended, it shall read as set forth in, and shall have the terms, covenants, conditions and other provisions of, the Consolidated Form Credit Agreement, the terms, covenants, conditions and other provisions of which Consolidated Form Credit Agreement are hereby incorporated by reference into this Agreement as if fully set forth herein. The parties hereto acknowledge and agree that each amendment to the Existing Credit Agreement reflected in the Consolidated Form Credit Agreement is and shall be effective as if individually specified in this Agreement (the parties further acknowledging that amending the Existing Credit Agreement by reference to the Consolidated Form Credit Agreement provides a convenience to the parties to permit the amended terms to be read in the context of the full Existing Credit Agreement), and that this Agreement is not a novation of the Existing Credit Agreement or of any credit facility provided thereunder or in respect thereof. The signature pages contained in the Consolidated Form Credit Agreement and the Schedules and Exhibits may be left off; provided that, (i) Exhibit B, Exhibit C, Exhibit D, Exhibit E, Exhibit F-1, Exhibit F-2, Exhibit G, Exhibit H, Exhibit I, Exhibit R, Exhibit S and Exhibit T which are attached to the Consolidated Form Credit Agreement, shall constitute an amendment and restatement of each such exhibit as is attached to the Existing Credit Agreement, (ii) Schedule 1.1.(B), Schedule 7.1.(b), Schedule 7.1.(d), Schedule 7.1.(f), Schedule 7.1.(g), Schedule 7.1.(h) and Schedule 7.1.(i) which are attached to the Consolidated Form Credit Agreement, shall be amended and restated as set forth therein as of the Fifth Amendment Effective Date, and (iii) Schedule 2.1., Schedule 2.3. Schedule 7.1.(y), Schedule 10.1.(a), Schedule 10.2.(xiii), Schedule 10.4.(n) and Schedule 10.11.(b) which are attached to the Consolidated Form Credit Agreement, shall be added to the Existing Credit Agreement as set forth therein as of the Fifth Amendment Effective Date. Notwithstanding that the cover page of the Consolidated Form Credit Agreement is dated “as of October 6, 2006”, the changes to the Existing Credit Agreement affected by this Agreement shall be effective as of the satisfaction to the conditions to effectiveness of this Agreement set forth in Section 1 hereof.

5.
Consent to Amendments to Certain Operating Agreements. The Agent and the Lenders signatory to this Agreement hereby consent to the amendment of the Operating Agreement of each of the New York Borrowers, the Florida Borrower, Morgans/Delano Pledgor LLC, Madison Bar Company LLC, Royalton Pledgor LLC and 43rd Restaurant LLC, so that after giving effect to such amendment, each such Operating Agreement shall be in the respective forms attached hereto as Exhibit B-1, B-2, B-3, B-4, B-5, B-6 or B-7, as applicable.

6.
Representations and Warranties. In order to induce the Agent and the Lenders signatory hereto to enter into this Agreement, each Loan Party represents and warrants to the Agent and the Lenders as follows:

(a)
Authorization. Each of the Borrowers, Holdings and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Agreement and the other documents and amendments to Loan Documents executed in connection herewith (collectively with this Agreement, the “Amendment and Waiver Documents”) and to perform its obligations under the Amendment and Waiver Documents, in accordance with their respective terms. This Agreement and the other Amendment and Waiver Documents have been duly executed and delivered by a duly authorized officer of each of the Loan Parties that is a party thereto, and each of the Amendment and Waiver Documents is a legal, valid and binding obligation of each of the Loan Parties that is a party thereto, enforceable against each such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(b)
Compliance with Laws, etc. The execution and delivery by each of the Loan Parties of the Amendment and Waiver Documents to which it is a party and the performance by each such Loan Party of such Amendment and Waiver Documents, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Government Approvals or violate any Applicable Laws relating to such Loan Party; (ii) conflict with, result in a breach of or constitute a default under such Loan Party’s organizational documents or any indenture, agreement or other instrument to which such Loan Party is a party or by which it or any of its properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Loan Party other than Permitted Liens.

(c)
Guarantors. The Persons appearing as Guarantors on the signature pages to this Agreement constitute all Persons who are required to be Guarantors pursuant to the terms of the Credit Agreement and the other Loan Documents, including without limitation all Persons who became Subsidiaries or were otherwise required to become Guarantors after the Closing Date, and each of such Persons has become and remains a party to a Guaranty as a Guarantor;

(d)	No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Agreement.
(e)
Claims and Defenses. No Loan Party has any claims, counterclaims, rights of setoff or defenses with respect to this Agreement or the Loan Documents, to any of its Obligations, or to the Agent’s exercise of any right or remedy available to it under the terms of the Loan Documents, this Agreement or applicable law.

(f)
Representations and Warranties in Loan Documents. All of the representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct as of the date hereof in all material respects with the same force and effect as if such representations and warranties were set forth in this Agreement in full, except to the extent that such representations and warranties expressly relate solely to an earlier specified date (in which case such representations and warranties are true and correct in all material respects on and as of such earlier date).

7.
Post-Closing Covenants. The Loan Parties hereby agree that from and after the Fifth Amendment Effective Date, they shall use commercially reasonable efforts to deliver, or cause to be delivered to the Agent, on or before September 4, 2009, (a) a fully-executed subordination and attornment agreement in substantially the same form as set forth on Exhibit C attached hereto between Base USA, Inc. as tenant and the Florida Borrower as landlord, (b) fully-executed subordination, non-disturbance and attornment agreements in substantially the same form as set forth on Exhibit D attached hereto between each of (i) SC Collins LLC as tenant and the Florida Borrower as landlord and (ii) SC Madison LLC as tenant and Morgans Holdings LLC as landlord and (c) executed tenant estoppel certificates in substantially the same form as set forth on Exhibit E attached hereto for each of (i) Base USA, Inc. as tenant under a lease with the Florida Borrower as landlord, (ii) SC Collins LLC as tenant under a lease with the Florida Borrower as landlord and (iii) SC Madison LLC as tenant under a lease with Morgans Holdings LLC as landlord.

8.
Acknowledgements and Agreements. In order to induce the Agent and the Lenders signatory hereto to enter into this Agreement, each Loan Party acknowledges and agrees with the Agent and the Lenders as follows:

(a)
No Waiver of Defaults. Neither the Agent nor any Lender has waived any Defaults which may occur in the future, or any of its rights to payment of the Loans or any Loan Party’s performance of the Obligations as set forth in any Loan Document, as amended by this Agreement, or otherwise with respect to any Loan, Letter of Credit, Treasury Management Services Agreement or Swap Agreement; and nothing herein shall be construed as any such waiver.

(b)
Reliance by Agent and Lenders. All of the Loan Parties’ agreements, acknowledgments, warranties and representations contained in this Agreement are material to willingness of the Agent and each Lender signatory hereto to enter into this Agreement.

9.
Full Force and Effect of Credit Agreement. Except as hereby specifically amended, modified or supplemented, each party hereto hereby acknowledges and agrees that the Existing Credit Agreement and all of the other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

10.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic format (including .pdf) shall be effective as delivery of a manually executed original counterpart of this Agreement.

11.
Entire Agreement. This Agreement, together with all other Amendment and Waiver Documents, the Fee Letter and all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof. None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except in writing in accordance with Section 13.6. of the Credit Agreement.

12.
Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, and shall be further subject to the provisions of Sections 13.4. of the Credit Agreement.

13.
Enforceability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

14.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Agent, each of the Lenders, and each of the Borrowers and Loan Parties and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 13.5. of the Credit Agreement.

15.
Expenses. Without limiting the provisions of Section 13.2. of the Credit Agreement, the Company and each Borrower agree to pay all reasonable out of pocket costs and expenses (including without limitation reasonable legal fees and expenses) incurred before, on or after the date hereof by the Agent and its Affiliates in connection with the preparation, negotiation, execution, delivery and administration of this Agreement.

16.
Waiver of Defenses. As an inducement to the Agent or any Lender to enter into this Agreement, each Loan Party waives and affirmatively agrees not to allege, assert or otherwise pursue any claim, defense, affirmative defense, counterclaim, cause of action, setoff or other right that they may have, as of the date hereof, against the Agent, any sub-agent thereof, Wells Fargo Securities, Citigroup Global Markets, any Lender, whether known or unknown, including but not limited to any contest of (i) the enforceability, applicability or validity of any provisions of the Loan Documents, or the enforcement or validity of the terms and provisions set forth herein, (ii) the Agent’s security interest and lien (for the benefit of the Lenders) in all Collateral and all rents, issues, profits, products and proceeds from the Collateral, (iii) the existence, validity, enforceability or perfection of security interests and liens granted to the Agent (for the benefit of the Lenders) in the Loan Documents in any of the Collateral, whether tangible or intangible property, or any right or other interest, now or hereafter arising, (iv) the conduct of the Agent or any Lender, in administering the financial arrangements between any Borrower or any other Loan Party and any Lender or (v) any legal fees and expenses incurred by the Agent or any Lender and charged to any Borrower or any other Loan Party under this Agreement or any Loan Document in connection with enforcing the Agent’s or any Lender’s rights hereunder or under any Loan Document.

17.
General Release. As an inducement to the Agent and the Lenders signatory hereto to enter into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned Loan Parties (collectively, the “Releasors”) for: (i) themselves, (ii) any parent, affiliate or subsidiary thereof, (iii) any partnership or joint venture of which any person or entity comprising any of the Releasors (or any parent, affiliate or subsidiary thereof) is a partner, (iv) any person or entity owning the beneficial interest in the trust, any parent, affiliate or subsidiary thereof or any partnership or joint venture of which such person or entity (or any parent, affiliate or subsidiary thereof), is a partner, and (v) the respective partners, officers, directors, shareholders, heirs, legal representatives, legatees, successors and assigns of all of the foregoing persons and entities, hereby release and forever discharge the Agent, any sub-agent, Wells Fargo Securities, Citigroup Global Markets, and each Lender (whether or not signatory hereto), and each of their respective past, present and future shareholders, successors, assigns, officers, directors, agents, attorneys, advisors and employees, together with the respective heirs, legal representatives, legatees, successors, and assigns of any of the foregoing Persons, of and from all actions, claims, demands, damages, debts, losses, liabilities, indebtedness, causes of action either at law or in equity and obligations of whatever kind or nature, whether known or unknown, direct or indirect, new or existing, by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, including without limitation any such action, claim, demand, damage, debt, loss, liability, indebtedness, cause of action or obligation arising out of or relating to (a) any Loan Document, or (b) any transaction contemplated by, or any action of any Person pursuant to, in connection with or relating to any Loan Document, including without limitation, any claims asserted or which could have been asserted as of the date hereof by the Releasors in connection with any Loan to or Letter of Credit for the account of any Borrower or any of its Subsidiaries.

It is acknowledged that Releasors have read the release set forth in this Section (the “General Release”) and consulted counsel before executing same; that Releasors have relied upon their own judgment and that of their counsel in executing this General Release and have not relied on or been induced by any representation, statement or act by any other Person referenced to herein which is not referred to in this instrument; that the Releasors enter into this General Release voluntarily, with full knowledge of its significance; and that this General Release is in all respects complete and final.

If any term or provision of this General Release or the application thereof to any Person or circumstance shall, to any extent, be held invalid and/or unenforceable by a court of competent jurisdiction, the remainder of this General Release, or the application of such term of provisions to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of the General Release shall be valid and be enforced to the fullest extent permitted by law.
[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Credit Agreement; and Waiver Agreement to be executed as of the date first above written.

MORGANS GROUP LLC

By: Morgans Hotel Group Co., its Managing Member

	By:	/s/ Richard Szymanski Name: Richard Szymanski
Title: Chief Financial Officer and Secretary

BEACH HOTEL ASSOCIATES LLC

By: Morgans Group LLC, its Managing Member
By: Morgans Hotel Group Co., its Managing Member

	By:	/s/ Richard Szymanski Name: Richard Szymanski
Title: Chief Financial Officer and Secretary

ROYALTON LLC

By: Morgans Group LLC, its Managing Member
By: Morgans Hotel Group Co., its Managing Member

	By:	/s/ Richard Szymanski Name: Richard Szymanski
Title: Chief Financial Officer and Secretary

MORGANS HOLDINGS LLC

By: Morgans Group LLC, its Managing Member
By: Morgans Hotel Group Co., its Managing Member

	By:	/s/ Richard Szymanski Name: Richard Szymanski
Title: Chief Financial Officer and Secretary

MORGANS HOTEL GROUP CO.

By:	/s/ Richard Szymanski

Name: Richard Szymanski
Title: Chief Financial Officer and Secretary
Morgans Group LLC
Fifth Amendment to Credit Agreement and Waiver Agreement
Signature Page

THE GUARANTORS:

MORGANS HOTEL GROUP CO.

MORGANS HOTEL GROUP MANAGEMENT LLC
By: Morgans Group LLC, its Managing Member
By: Morgans Hotel Group Co., its Managing Member

BEACH HOTEL ASSOCIATES LLC
By: Morgans Group LLC, its Managing Member
By: Morgans Hotel Group Co., its Managing Member

MORGANS HOLDINGS LLC
By: Morgans Group LLC, its Managing Member
By: Morgans Hotel Group Co., its Managing Member

ROYALTON, LLC
By: Morgans Group LLC, its Managing Member
By: Morgans Hotel Group Co., its Managing Member

MORGANS/DELANO PLEDGOR LLC
By: Morgans Group LLC, its Managing Member
By: Morgans Hotel Group Co., its Managing Member

ROYALTON PLEDGOR LLC
By: Morgans Group LLC, its Managing Member
By: Morgans Hotel Group Co., its Managing Member

43rd RESTAURANT LLC
By: Royalton Pledgor LLC, its Managing Member
By: Morgans Group, LLC, its Managing Member
By: Morgans Hotel Group Co., its Managing Member

MADISON BAR COMPANY LLC
By: Morgans/Delano Pledgor LLC, its Managing Member
By: Morgans Group LLC, its Managing Member
By: Morgans Hotel Group Co., its Managing Member

By:	/s/ Richard Szymanski Name: Richard Szymanski
Title: Chief Financial Officer and Secretary
Morgans Group LLC
Fifth Amendment to Credit Agreement and Waiver Agreement
Signature Page

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and as a Lender
By:	/s/ Mark Cagley
	Name:	Mark Cagley
	Title:	Managing Director

Morgans Group LLC
Fifth Amendment to Credit Agreement and Waiver Agreement
Signature Page

CITICORP NORTH AMERICA, INC.
By:	/s/ Daniel Gouger
	Name:	Daniel Gouger
	Title:	Vice President

Morgans Group LLC
Fifth Amendment to Credit Agreement and Waiver Agreement
Signature Page

AAREAL CAPITAL CORPORATION
By:	/s/ Dagmar Knoper
	Name:	Dagmar Knoper
	Title:	Senior Managing Director

By:	/s/ Daniel de Roo
	Name:	Daniel de Roo
	Title:	Director

Morgans Group LLC
Fifth Amendment to Credit Agreement and Waiver Agreement
Signature Page

MERRILL LYNCH CAPITAL CORPORATION
By:	/s/ Christopher DiBiase
	Name:	Christopher DiBiase
	Title:	Vice President

Morgans Group LLC
Fifth Amendment to Credit Agreement and Waiver Agreement
Signature Page

ALLIED IRISH BANKS, P.L.C.
By:
Name:
Title:

By:
Name:
Title:

Morgans Group LLC
Fifth Amendment to Credit Agreement and Waiver Agreement
Signature Page

KBC BANK, NV
By:	/s/ Nicholas A. Philippides
	Name:	Nicholas A. Philippides
	Title:	Assistant Vice President

By:	/s/ Sandra T. Johnson
	Name:	Sandra T. Johnson
	Title:	Managing Director

Morgans Group LLC
Fifth Amendment to Credit Agreement and Waiver Agreement
Signature Page

MIDFIRST BANK
By:	/s/ Darrin Rigler
	Name:	Darrin Rigler
	Title:	Vice President

Morgans Group LLC
Fifth Amendment to Credit Agreement and Waiver Agreement
Signature Page

EXHIBIT A

Consolidated Form Credit Agreement
See attached.

EXHIBIT A TO FIFTH AMENDMENT
CREDIT AGREEMENT
Dated as of October 6, 2006
as Amended as of August 5, 2009
by and among
MORGANS GROUP LLC,
as Borrower,
BEACH HOTEL ASSOCIATES LLC,
as Florida Borrower,
MORGANS HOLDINGS LLC,
as NY Morgans Borrower,
ROYALTON LLC,
as NY Royalton Borrower,
MORGANS HOTEL GROUP CO.,
Holdings,
WELLS FARGO SECURITIES, LLC,
(successor in interest to Wachovia Capital Markets, LLC)
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers
and
Joint Book Runners,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
CITIGROUP GLOBAL MARKETS INC.,
as Syndication Agent,
and
THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO
AND THEIR ASSIGNEES PURSUANT TO SECTION 13.5,
as Lenders

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

ANNEX 1	Additional Provisions Applicable to NY Properties

SCHEDULE 1.1(A)	Formation and Structuring Transactions
SCHEDULE 1.1(B)	List of Loan Parties
SCHEDULE 2.1	Tranche A Loan Commitments and Applicable Percentages
SCHEDULE 2.3	Tranche B Loan Commitments and Applicable Percentages
SCHEDULE 4.1	Initial Collateral Properties
SCHEDULE 7.1(b)	Ownership Structure
SCHEDULE 7.1(d)	Governmental Approvals
SCHEDULE 7.1(f)	Title to Properties; Liens
SCHEDULE 7.1(g)	Indebtedness as of Fifth Amendment Effective Date
SCHEDULE 7.1(h)	Material Contracts
SCHEDULE 7.1(i)	Litigation
SCHEDULE 7.1(y)	Secured Existing Swap Agreements
SCHEDULE 10.1(a)	Indebtedness as of Effective Date
SCHEDULE 10.2(xiii)	Certain Permitted Liens
SCHEDULE 10.4	Existing Investments
SCHEDULE 10.4(n)	Certain Permitted Investments
SCHEDULE 10.9	Restrictive Agreements

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Notice of Tranche A Borrowing
EXHIBIT C	Form of Notice of Continuation
EXHIBIT D	Form of Notice of Conversion
EXHIBIT E	Form of Notice of Tranche B Borrowing
EXHIBIT F-1	Form of Tranche A Borrower Note
EXHIBIT F-2	Form of Tranche A Florida Borrower Note
EXHIBIT G	Form of Tranche B Note
EXHIBIT H	Form of Opinion of Counsel
EXHIBIT I	Form of Compliance Certificate
EXHIBIT J	Form of Guaranty
EXHIBIT K	Form of Security Deed
EXHIBIT L	Form of Assignment of Leases and Rents
EXHIBIT M	Form of Environmental Indemnity Agreement
EXHIBIT N	Form of Assignment of Contracts, Documents and Rights
EXHIBIT O	Form of Property Management Contract Assignment
EXHIBIT P	Form of Pledge Agreement
EXHIBIT Q	Form of Security Agreement
EXHIBIT R	Form of Borrowing Base Certificate
EXHIBIT S	Form of Account Control Agreement
EXHIBIT T	Form of Endorsement to Title Insurance

-vi-

THIS CREDIT AGREEMENT (this “Agreement”) dated as of October 6, 2006 by and among MORGANS GROUP LLC, a limited liability company formed under the laws of the State of Delaware (the “Borrower”), BEACH HOTEL ASSOCIATES LLC, a limited liability company formed under the laws of the State of Delaware (the “Florida Borrower”), MORGANS HOLDINGS LLC, a limited liability company formed under the laws of the State of Delaware (the “NY Morgans Borrower”), ROYALTON LLC, a limited liability company formed under the laws of the State of Delaware (the “NY Royalton Borrower”), MORGANS HOTEL GROUP CO., a corporation formed under the laws of the State of Delaware (“Holdings”), WACHOVIA CAPITAL MARKETS, LLC and CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arrangers and Joint Book Runners (the “Arrangers”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent, CITIGROUP GLOBAL MARKETS INC., as Syndication Agent (the “Syndication Agent”), and each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 13.5.(b).
WHEREAS, on October 6, 2006, the Agent and the Lenders made available to the Borrower and the Florida Borrower a revolving credit facility in the amount of up to $225,000,000, which amount was subsequently reduced to $220,000,000 in 2009 (the “Revolving Credit Facility”), and
WHEREAS, Borrowers, the Agent and the Lenders, desire among other things (a) to divide part of the Revolving Credit Facility into two credit facilities consisting of (i) a credit facility (the “Tranche B”) in an amount equal to $90 million (the “NY Secured Amount”), which shall be secured by a mortgage on the NY Properties (the “NY Mortgage”) and the other existing Collateral, and (ii) a credit facility (the “Tranche A”) in an amount equal to $35 million, secured by a mortgage on the Florida Property and the other existing Collateral, excluding the NY Properties, and (b) to reduce on a permanent basis the Commitments to $125,000,000, in each case on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE. I Definitions
Section 1.1 Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
“Additional Costs” has the meaning given that term in Section 5.1.
“Additional Mortgage Indebtedness” means Indebtedness incurred after the Effective Date to finance any real property or interest therein and/or the improvements thereto, or to finance the acquisition of any real property or interest therein by the Borrower or any Subsidiary and, in either case, secured by a mortgage on such property or a pledge of the Equity Interests of the entity that directly or indirectly owns or acquires such property or interest, provided that such entity is not a Loan Party.

“Adjusted LIBOR” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted LIBOR on the date on which such change in such maximum rate becomes effective.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 10.8., the term “Affiliate” shall also include any Person that directly, or indirectly through one or more intermediaries, owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.
“Agent” means Wachovia, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.
“Agreement Date” means October 6, 2006.
“Applicable Law” means all applicable provisions of constitutions, statutes, laws, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.
“Applicable Margin” means 3.75% per annum for LIBOR Loans and 2.75% per annum for Base Rate Loans.
“Appraisal” means, in respect of any Property, an appraisal prepared by an M.A.I. designated member of the Appraisal Institute commissioned by and addressed to the Agent (acceptable to the Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Agent, having at least the minimum qualifications required under Applicable Law governing the Agent and the Lenders, including FIRREA, and determining the “as is” market value of such Property as between a willing buyer and a willing seller.
“Appraised Value” means, with respect to any Property, the “as is” market value of such Property as reflected in the then most recent Appraisal of such Property as the same may have been reasonably adjusted by the Agent based upon its internal review of such Appraisal which is based on criteria and factors then generally used and considered by the Agent in determining the value of similar properties, which review shall be conducted prior to acceptance of such Appraisal by the Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
“Arrangers” means each of Wachovia Capital Markets, LLC and Citigroup Global Markets Inc., together with their respective successors and permitted assigns.
“Assignee” has the meaning given that term in Section 13.5.(b).
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5.), and accepted by the Agent, substantially in the form of Exhibit A or any other form approved by the Agent.
“Assignment of Contracts, Documents and Rights” means an Assignment of Interest in Contracts, Documents and Rights executed by a Loan Party in favor of the Agent for the benefit of the Lenders, substantially in the form of Exhibit N or otherwise in form and substance satisfactory to the Agent.
“Assignment of Leases and Rents” means an Assignment of Leases and Rents executed by a Loan Party in favor of the Agent for the benefit of the Lenders, substantially in the form of Exhibit L or otherwise in form and substance satisfactory to the Agent.
“Base Rate” means the per annum rate of interest equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Rate plus one-half of one percent (0.5%) and (c) one-month LIBOR, which shall be determined on a daily basis, plus one percent (1.00%). Any change in the Base Rate resulting from a change in the Prime Rate, the Federal Funds Rate or the one-month LIBOR shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor. One-month LIBOR, for purposes of determining the Base Rate, shall never be less than one percent (1.00%) per annum.
“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Borrower” has the meaning set forth in the introductory paragraph hereof when used in the phrase “the Borrower” and shall include the Borrower’s successors and permitted assigns.
“Borrowers” means the Borrower, the Florida Borrower, the NY Morgans Borrower and the NY Royalton Borrower, collectively, and “a Borrower”, “such Borrower” or “any Borrower” means any of the foregoing.

“Borrowing Base” means the aggregate amount of the Borrowing Base Values of all Collateral Properties. Notwithstanding the foregoing, a Collateral Property shall be excluded from calculations of the Borrowing Base if (x) at any time such Property shall cease to be an Eligible Property, (y) the Agent shall cease to hold a valid and perfected first priority Lien in such Collateral Property (except for prior Liens expressly permitted hereunder), or (z) there shall have occurred and be continuing an event of default under the Security Deed or any other Security Document relating to such Collateral Property.
“Borrowing Base Certificate” means a report certified by the chief financial officer of the Borrower, setting forth the calculations required to establish the Borrowing Base for all Collateral Properties as of a specified date, substantially in the form of Exhibit R or otherwise in form and detail satisfactory to the Agent.
“Borrowing Base Value” means (a) with respect to a NY Property, an amount equal to the lesser of (i) 60.0% of the Appraised Value of such Collateral Property and (ii) the Implied Debt Service Coverage Value of such Collateral Property (but, in the case of a NY Property, no less than 35.0% of the Appraised Value of such NY Property), and (b) with respect to the Florida Property, an amount equal to the lesser of (i) 60.0% of the Appraised Value of such Collateral Property and (ii) the Implied Debt Service Coverage Value of such Collateral Property.”
“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Charlotte, North Carolina or New York, New York are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Reserves” means, for any period and with respect to a Property, an amount equal to (a) 4.0% of the gross revenue of such Property for such period, times (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365.
“Change in Control” means (a)(i) the cessation of Holdings being the sole managing member of the Borrower or (ii) the gaining by any member of the Borrower (other than Holdings) of the right to exercise control or management power over the business and affairs of the Borrower, except as otherwise expressly permitted in the LLC Agreement and as required by Applicable Law, (b)(i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder), of Equity Interests representing more than 40% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings, and (ii) the ownership, directly or indirectly, beneficially or of record, by the Permitted Investors of Equity Interests in Holdings representing in the aggregate a lesser percentage of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings than such Person or group, (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by individuals who were neither (i) nominated by the board of directors of Holdings or the Permitted Investors nor (ii) appointed by directors so nominated or (d) the acquisition of direct or indirect Control of Holdings by any Person or group other than the Permitted Investors.

“Co-Borrowers” means the Florida Borrower, the NY Morgans Borrower and the NY Royalton Borrower, collectively, and “Co-Borrower” means any of the foregoing.
“Collateral” means any real or personal property directly or indirectly securing any of the Obligations or any other obligation of a Person under or in respect of any Loan Document to which it is a party, and includes, without limitation, all “Collateral” under and as defined in any Security Deed, all “Contract Documents” as defined in any Assignment of Contracts, Documents and Rights, any “Management Agreement” as defined in any Property Management Contract Assignment, all “Leases and Rents” as defined in any Assignment of Leases and Rents, all “Collateral” as defined in the Pledge Agreement, all “Collateral” as defined in the Security Agreement, and all other property subject to a Lien created by a Security Document.
“Collateral Account” means a special non-interest bearing deposit account or securities account maintained by, or on behalf of, the Agent and under its sole dominion and control.
“Collateral Properties” means the NY Properties and the Florida Property, collectively, and “Collateral Property” means any of the foregoing.
“Commitment” means a Tranche A Commitment or a Tranche B Commitment, as the context may require. The aggregate Commitments means, collectively, the aggregate Tranche A Commitments and Tranche B Commitments.
“Commitment Percentage” means, as to each Lender with respect to Tranche A, Tranche B or both, as the context may require, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.
“Compliance Certificate” has the meaning given that term in Section 9.3.(a).
“Communications” has the meaning given that term in Section 9.5.(d).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period and excluding depreciation expense of minority interests in consolidated joint ventures), (iv) other non-operating expense or loss, including restructuring, development and disposal costs and impairment losses (or, if applicable, minus non-operating income or gain) (in each case as defined in the Combined Statement of Operations and Comprehensive Loss of Holdings) for such period, (v) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of Holdings, the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of Holdings, (vi) non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations and (vii) all amounts attributable to equity in income/loss of Unconsolidated Affiliates; provided that Consolidated EBITDA for the four fiscal quarter periods ended September 30, 2006 and December 31, 2006 shall be determined on a pro forma basis giving effect to the Formation and Structuring Transactions as if they occurred on the first day of each such four consecutive fiscal quarter period (including cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act, as interpreted by the Staff of the SEC, and as certified by a Financial Officer).
“Consolidated Net Income” means, for any period, the net income or loss of Holdings, the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or other distributions by such Subsidiary of that income is not at the time permitted by Applicable Law or any agreement or instrument applicable to such Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary during such period to the extent such dividends or distribution are attributable to the operating income of such Subsidiary, (b) the income of any Unconsolidated Affiliate, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary during such period to the extent such dividends or distribution are attributable to the operating income of such Unconsolidated Affiliate, and (c) the income of the Excluded Subsidiary.
“Consulting Agreement” means the consulting agreement, dated as of June 24, 2005, by and between Morgans Hotel Group LLC and Ian Schrager.
“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.
“Convertible Notes” means Holdings’ Convertible Senior Subordinated Unsecured Notes due October 2014 issued by Holdings during the month of October, 2007.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Continuation of a LIBOR Loan, (c) the Conversion of a Base Rate Loan into a LIBOR Loan, and (d) the issuance of a Letter of Credit.
“Default” means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
“Defaulting Lender” has the meaning given that term in Section 3.13.
“Defaulting Subsidiary” has the meaning given that term in Section 11.1.
“Disqualified Equity Interests” means Equity Interests that (a) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 180 days after the Termination Date (other than (i) upon payment in full of the Obligations and termination of the Commitments or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Agent and such requirement is applicable only in circumstances that are market on the date of issuance of such Equity Interests), (b) except in the case of the Trust Preferred Securities, require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions, or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness (other than Indebtedness permitted under Section 10.1.), Equity Interests or other assets other than Qualified Equity Interests or Trust Preferred Securities otherwise permitted hereunder.
“Dollars” or “$” means the lawful currency of the United States of America.
“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived in writing by the Requisite Lenders.
“Eligible Assignee” means (a) a Lender, (b) an affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent and (ii) unless a Default or Event of Default shall exist, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is a full service lodging Property; (b) all material occupancy and operating permits and licenses relating to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property have been obtained with respect to such Property; (c) at the time the Borrower is requesting that such Property be included as a Collateral Property, such Property is open for business to the public and has been continuously operating for the immediately preceding twelve month period; (d) such Property is either managed by (i) the Borrower, any of its Subsidiaries or any Affiliate or (ii) a nationally recognized third-party property management company approved by the Agent and Requisite Lenders; (e) at the time the Borrower is requesting that such Property be included as a Collateral Property, such Property is free of title defects that materially affect the marketability of such Property (excluding Liens securing any Indebtedness to be repaid by the time such Property is included as a Collateral Property); (f) the Property is owned in fee simple, or, with the consent of the Agent, leased under a Ground Lease; (g) such Property is free of all structural defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property.

“Environmental Indemnity Agreement” means an Environmental Indemnity Agreement executed by a Loan Party in favor of the Agent and the Lenders and substantially in the form of Exhibit M.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.
“Equity Issuance” means any issuance by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“Event of Default” means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Excluded Subsidiary” means (a) Clift Holdings LLC (“Clift”), a Delaware limited liability company and (b) solely for purposes of compliance with the financial covenant in Section 10.11.(a) of this Agreement, for the period ended June 30, 2009 and the period ending September 30, 2009, Mondrian Scottsdale Mezz Holding Company LLC and MHG Scottsdale Holdings LLC.

“Exempt Subsidiary” means any Subsidiary (a) holding title to or beneficially owning assets in which Liens have been or are intended to be granted as security for Indebtedness of such Subsidiary, or that is a beneficial owner of a Subsidiary holding title to or beneficially owning such assets (but having no material assets other than such beneficial ownership interests) and (b) which (i) is, or is expected to be, prohibited from Guaranteeing the Indebtedness of any other Person pursuant to any document, instrument or agreement evidencing such Indebtedness or (ii) is prohibited from Guaranteeing the Indebtedness of any other Person pursuant to a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition or anticipated condition to the extension of such Indebtedness.
“Existing Credit Agreement” means that certain Credit Agreement dated as of October 6, 2006 by and among the Borrower, the Florida Borrower, Holdings, the lenders party thereto, the Agent, and the other parties thereto as amended and in effect immediately prior to the Fifth Amendment Effective Date.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.
“Fees” means the fees and commissions provided for or referred to in Section 3.8. and any other fees payable by the Borrower hereunder or under any other Loan Document.
“Fifth Amendment” means that certain Fifth Amendment to Credit Agreement and Certain Ancillary Documents dated as of August 5, 2009, by and among the Borrower, the Florida Borrower, the NY Morgans Borrower, the NY Royalton Borrower, Holdings, the Lenders signatory thereto and the Agent.
“Fifth Amendment Effective Date” means August 5, 2009.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Holdings and for purposes of Section 9.4.(e), shall include the chief executive officer of Holdings.
“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.

“Fixed Charges” means, for any period, the sum of (a) total interest expense of Holdings, the Borrower and its Subsidiaries, including capitalized interest not funded under a construction loan interest reserve account, in each case determined on a consolidated basis (but excluding the Excluded Subsidiary and interest expense allocable to the minority interest share of Indebtedness of any Subsidiary) in accordance with GAAP for such period, (b) all regularly scheduled principal payments made with respect to Indebtedness of Holdings, the Borrower and its Subsidiaries (other than the Excluded Subsidiary and such principal payments to the extent allocable to the minority interest share of Indebtedness of any Subsidiary) during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, and (c) all Preferred Dividends paid during such period; provided that Fixed Charges shall not include (1) any noncash amortization of deferred financing costs or (2) noncash interest and dividends. Fixed Charges for the four consecutive fiscal quarter periods ended September 30, 2006 and December 31, 2006 shall be determined on a pro forma basis giving effect to the Formation and Structuring Transactions as if they occurred on the first day of each such four consecutive fiscal quarter period (including cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act, as interpreted by the Staff of the SEC, and as certified by a Financial Officer).
“Florida Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Florida Borrower’s successors and permitted assigns.
“Florida Property” means the Delano Hotel located in Miami Beach, Florida.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means a Subsidiary that is not incorporated or organized under the laws of any state of the United States or the District of Columbia.
“Formation and Structuring Transactions” means the formation and structuring transactions described on Schedule 1.1.(A).
“Full Payment” has the meaning given that term in Section 12.6.(e).
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of activities.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of 40 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor” and in any event shall include Holdings, the Management Company and each Material Subsidiary (unless an Exempt Subsidiary or a Foreign Subsidiary).
“Guaranty” means the Guaranty to which the Guarantors are parties substantially in the form of Exhibit J.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Holdings” has the meaning set forth in the introductory paragraph hereof and shall include Holding’s successors and permitted assigns.
“Implied Debt Service Coverage Value” means, as of any date of determination and with respect to any Collateral Property, an amount equal to (a) the Net Operating Income of such Collateral Property for the most recently ending period of four consecutive fiscal quarters of the Borrower divided by (b) 1.35, divided by (c) the mortgage constant for a 30-year loan bearing interest at a per annum rate equal to the greater of (i) the yield on a 10-year United States Treasury Note plus 1.75% and (ii) 7.00%.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in connection with any Permitted Acquisition, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition may become entitled.
“Indemnified Cost” has the meaning given that term in Section 13.9.(a).
“Indemnified Party” has the meaning given that term in Section 13.9.(a).
“Indemnity Proceeding” has the meaning given that term in Section 13.9.(a).
“Information” has the meaning given that term in Section 9.5.(a).
“Intellectual Property” has the meaning given that term in Section 7.1.(t).

“Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending 1, 2, 3 or 6 months or, if available from all of the Lenders, 9 months or 1 year thereafter, as the Borrower may select in a Notice of Tranche A Borrowing, Notice of Tranche B Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month, or on a date for which there is no corresponding date in the appropriate subsequent calendar month, shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“L/C Commitment Amount” equals $25,000,000.
“Lender” means each financial institution from time to time party hereto as a “Lender,” together with its respective successors and permitted assigns.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Assumption, or such other office of such Lender of which such Lender may notify the Agent in writing from time to time.
“Letter of Credit” has the meaning given that term in Section 2.4.(a).
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.
“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender acting as the Agent) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.4.(i), and the Lender acting as the Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Agent of their participation interests under such Section.

“LIBOR” means, for any LIBOR Loan and any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Loan and any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, LIBOR shall be, for any LIBOR Loan and any Interest Period therefor, the rate per annum reasonably determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Loan comprising part of such borrowing would be offered by the Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. Notwithstanding the foregoing, LIBOR, for any LIBOR Loan and any Interest Period therefor, shall never be less than one percent (1.00%) per annum.
“LIBOR Loan” means a Loan bearing interest at a rate based on LIBOR.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“LLC Agreement” means the amended and restated limited liability agreement of the Borrower dated as of February 17, 2006 as amended from time to time to the extent not prohibited by Section 10.10.
“Loan” means a Tranche A Loan or a Tranche B Loan.
“Loan Document” means this Agreement, each Note, each Letter of Credit Document, the Guaranty, each Security Document and each other document or instrument (other than a Swap Agreement) now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.
“Loan Party” means Holdings, the Borrower, the Florida Borrower, the NY Morgans Borrower, the NY Royalton Borrower or any other Guarantor. Schedule 1.1.(B) sets forth the Loan Parties in addition to the Borrowers and Holdings as of the Fifth Amendment Effective Date.
“Lockbox Account” has the meaning given that term in Section 3.5.
“Madison Bar Company” means Madison Bar Company LLC, a limited liability company formed under the laws of the State of Delaware.

“Management Company” means Morgans Hotel Group Management LLC, a limited liability company formed under the laws of the State of Delaware, and its successors and permitted assigns.
“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.
“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and the Subsidiaries that are Loan Parties in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary that is a Loan Party in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means any Subsidiary (a) that owns or leases a Property developed as a hotel or other lodging facility; (b) that operates or provides management services to any Person that owns or operates a Property developed as a hotel or other lodging facility; or (c) that owns, operates, leases or has an interest in, any portion of a Property developed as a bar or a restaurant.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) room rents and other revenues received in the ordinary course from such Property (including proceeds of business interruption insurance) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower or any Subsidiary and any property management fees) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of 4.0% of the gross revenues for such Property for such period.
“Note” means a Tranche A Borrower Note, a Tranche A Florida Borrower Note or a Tranche B Note, as applicable.
“Notice of Continuation” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.
“Notice of Conversion” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.
“Notice of Tranche A Borrowing” means a notice in the form of Exhibit B to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Tranche A Loans.
“Notice of Tranche B Borrowing” means a notice in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.3.(b) evidencing the Borrower’s request for a borrowing of Tranche B Loans.
“NY Borrowers” means collectively, the NY Royalton Borrower and the NY Morgans Borrower.
“NY Morgans Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the NY Morgans Borrower’s successors and assigns.
“NY Mortgage” has the meaning set forth in the recitals hereto.
“NY Properties” means the Morgans Hotel located in New York, New York and the Royalton Hotel located in New York, New York, and “NY Property” means either of them.
“NY Royalton Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the NY Royalton Borrower’s successors and assigns.
“NY Secured Amount” has the meaning set forth in the recitals hereto.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent or any Lender (or, in the case of a Swap Agreement or Treasury Management Services Agreement, any affiliate of any Lender) of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents or any Swap Agreement or Treasury Management Services Agreement entered into by the Borrower with any Person that is or was a Lender (or any affiliate of any Lender) at the time such Swap Agreement or Treasury Management Services Agreement was executed, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note; provided, however, that (y) no Swap Agreement (other than a Secured Swap Agreement and any extension, renewal or replacement thereof permitted by Section 10.6.) shall be secured by any Collateral; and (z) to the extent any Guarantee of any Obligations is secured by any Collateral, such security shall not apply to the portion of such Obligations that consist of Swap Agreements (other than Secured Swap Agreements and any extensions, renewals or replacements thereof permitted to be secured by Collateral pursuant to Section 10.6.).
“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.
“Original Indebtedness” has the meaning given that term in 10.1.(xiv).
“Participant” has the meaning given that term in Section 13.5.(d).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Permitted Acquisition” means any acquisition by the Borrower or a Wholly Owned Subsidiary of all the outstanding Equity Interests (other than directors’ qualifying shares) in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such acquisition and all transactions related thereto are consummated in accordance with applicable laws, (c) the Borrower is in compliance, on a Pro Forma Basis after giving effect to such acquisition as of the last day of the most-recently ended fiscal quarter of the Borrower, with the covenants contained in Section 10.11., (d) the business of such Person or such assets, as the case may be, constitutes a business permitted by Section 10.3.(b), and (e) the Borrower has delivered to the Agent a certificate of a Financial Officer to the effect set forth in clauses (a), (b), (c), and (d) above, together with all relevant financial information for the Person or assets to be acquired and setting forth reasonably detailed calculations demonstrating compliance with clause (c) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Agent the financial statements and certificate of a Financial Officer required to be periodically delivered by Sections 9.1. and 9.2. and Section 9.3.(a), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Fixed Charges for the relevant period).

“Permitted Investments” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (c) investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.
“Permitted Investors” means NCIC MHG Subsidiary LLC, North Star Partnership, L.P., W. Edward Scheetz, David T. Hamamoto and Marc Gordon.
“Permitted Liens” means (a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 8.5.; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 8.5.; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 11.1.(k); (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; (g) Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”; and (h) any cash collateral or other credit support provided to the Agent in respect of a Defaulting Lender pursuant to Section 2.4.(c) or Section 3.13.(b)(y).
“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning given that term in Section 9.5.(a).
“Pledge Agreement” means the Pledge Agreement to which various Loan Parties are parties substantially in the form of Exhibit P.
“Post-Default Rate” means a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus four percent (4.0%).
“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by Holdings, the Borrower or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) to the extent paid solely in Equity Interests payable to holders of such class of Equity Interests; (b) paid or payable to Holdings, the Borrower or a Subsidiary; or (c) constituting or resulting in the redemption or repurchase of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full. Payments made with respect to the Trust Preferred Securities (other than repurchases pursuant to Section 10.4.(n)) will be considered Preferred Dividends.
“Preferred Equity Interest” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both, and in the case of the Borrower, shall include the Trust Preferred Securities. Preferred Equity Interests include Equity Interests in the form of preferred stock, trust preferred securities and other similar securities with regularly scheduled cash or payment-in-kind dividend payments and other “debt-like” characteristics, but do not include customary real estate joint venture and other similar equity ownership arrangements, even if such arrangements involve some disproportionate sharing of cash flows of the applicable entity.
“Prime Rate” means the rate of interest per annum announced publicly by the Lender then acting as the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.
“Principal Office” means the address of the Agent specified in Section 13.1., or any subsequent office which the Agent shall have specified by written notice to the Borrower and Lenders as the Principal Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
“Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Section 10.11. and the negative covenant contained in Section 10.1.(a)(iii) as of any date, that such calculation shall give pro forma effect to all acquisitions and other investments, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized during the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business (including all permanent repayments of Indebtedness associated with such transfer or disposition) that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, any Additional Mortgage Indebtedness may be incurred, since the beginning of) the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act, as interpreted by the Staff of the SEC, and as certified by a Financial Officer).

“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Borrower or any Subsidiary.
“Property Debt” has the meaning specified in Section 11.1.
“Property Management Agreement” means, collectively, all agreements entered into by a Loan Party pursuant to which such Loan Party engages a Person to advise it with respect to the management of a Collateral Property.
“Property Management Contract Assignment” means a an Assignment of Management Agreement and Subordination of Management Fees executed by a Loan Party in favor of the Agent for the benefit of the Lenders substantially in the form of Exhibit O or otherwise in form and substance reasonably satisfactory to the Agent. Such document may, at the Agent’s election, constitute a subordination of the relevant Property Management Agreement, rather than an assignment thereof.
“Qualified Equity Interests” means Equity Interests of Holdings or the Borrower other than Disqualified Equity Interests.
“Real Estate Security Document” has the meaning given that term in Section 11.1.(c).
“Receipt” has the meaning given that term in Section 3.5.
“Register” has the meaning given that term in Section 13.5.(c).
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.
“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Agent for any drawing honored by the Agent under a Letter of Credit.
“Requisite Lenders” means, as of any date, Lenders having more than 50.0% of the aggregate amount of the Commitments (not held by Defaulting Lenders, who are not entitled to vote), or, if the Commitments have been terminated or reduced to zero, Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities (not held by Defaulting Lenders, who are not entitled to vote). Commitments, Loans and Letter of Credit Liabilities held by Defaulting Lenders shall be disregarded when determining the Requisite Lenders. For purposes of this definition, a Lender shall be deemed to hold a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing.
“Revolving Credit Facility” has the meaning defined in the recitals hereto.
“Revolving Credit Loan” means a loan made under the Revolving Credit Facility.
“Revolving Loan” means a Tranche A Loan for purposes of Section 3.2.
“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.
“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Swap Agreement” means any of the following Swap Agreements: (a) those certain Amended Transaction Confirmations dated as of May 30, 2006 each between the Holdings and Citibank, N.A., New York, and transferred by novation pursuant to a letter agreement, dated as of August 4, 2009, from Holdings to the Borrower and (b) that certain Swap Confirmation, dated as of October 6, 2006 between the Borrower and the Agent.
“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Security Agreement” means the Security Agreement to which various Loan Parties are parties substantially in the form of Exhibit Q.

“Security Deed” means a deed to secure debt, deed of trust or other mortgage executed by a Loan Party in favor of the Agent and substantially in the form of Exhibit K or otherwise in form and substance satisfactory to the Agent.
“Security Document” means any Security Deed, any Assignment of Contracts, Documents and Rights, any Assignment of Leases and Rents, any Property Management Contract Assignment, the Pledge Agreement, the Security Agreement and any other security agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting any of the Agent’s Liens in any of the Collateral or any Lien of the Borrower in any Collateral that has been collaterally assigned to the Agent for the benefit of the Lenders under any Security Document.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.
“Subject Property” has the meaning specified in Section 11.1.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.
“Swap Agreement” means any agreement with respect to any cap, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” has the meaning given that term in the Existing Credit Agreement.
“Swingline Lender” has the meaning given that term in the Existing Credit Agreement.
“Swingline Loan” has the meaning given that term in the Existing Credit Agreement.
“Swingline Note” has the meaning given that term in the Existing Credit Agreement.
“Taxes” has the meaning given that term in Section 3.14.
“Termination Date” means October 5, 2011.
“Tie-In Jurisdiction” means a jurisdiction in which a “tie-in” endorsement may be obtained for a title insurance policy covering property located in such jurisdiction which endorsement effectively ties coverage to other title insurance policies covering properties located in other jurisdictions.
“Titled Agents” means each of the Arrangers, the Syndication Agent, any documentation agent, any other Person awarded a similar honorific title in connection with the Agreement, and their respective successors and permitted assigns.
“Total Assets” means, as of any date, the total assets (without deducting accumulated depreciation) of Holdings, the Borrower and the Subsidiaries (other than the Excluded Subsidiary) determined on a consolidated basis in accordance with GAAP.
“Tranche A” has the meaning set forth in the recitals hereof.
“Tranche A Borrower Note” has the meaning given that term in Section 2.11.(a).
“Tranche A Borrowers” means collectively, the Borrower and the Florida Borrower.
“Tranche A Commitment” means, as to each Lender, such Lender’s obligation (a) to make Tranche A Loans pursuant to Section 2.1. and (b) to issue (in the case of the Lender then acting as Agent) or participate in (in the case of the other Lenders) Tranche A Letters of Credit pursuant to Section 2.4.(a) and 2.4.(i), respectively (but in the case of the Lender acting as the Agent excluding the aggregate amount of participations in the Letters of Credit held by the other Lenders), in each case, in an amount up to, but not exceeding, the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Tranche A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche A Florida Borrower Note” has the meaning given that term in Section 2.11.(b).
“Tranche A Letter of Credit” means a Letter of Credit allocated to Tranche A.
“Tranche A Letter of Credit Liabilities” means the Letter of Credit Liabilities in respect of the Tranche A Letters of Credit.
“Tranche A Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a)(i) or to the Florida Borrower pursuant to Section 2.1.(a)(ii).
“Tranche B” has the meaning set forth in the recitals hereto.
“Tranche B Borrowers” means collectively, the Borrower and the NY Borrowers.
“Tranche B Commitment” means, as to each Lender, such Lender’s obligation (a) to make Tranche B Loans pursuant to Section 2.3. and (b) to issue (in the case of the Lender then acting as Agent) or participate in (in the case of the other Lenders) Tranche B Letters of Credit pursuant to Section 2.4.(a) and 2.4.(i), respectively (but in the case of the Lender acting as the Agent excluding the aggregate amount of participations in the Letters of Credit held by the other Lenders), in each case, in an amount up to, but not exceeding, the amount set forth opposite such Lender’s name on Schedule 2.3. under the caption “Tranche B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Tranche B Letter of Credit” means a Letter of Credit allocated to Tranche B.
“Tranche B Letter of Credit Liabilities” means the Letter of Credit Liabilities in respect of the Tranche B Letters of Credit.
“Tranche B Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.3.(a)(i) or to the NY Borrowers pursuant to Section 2.3.(a)(ii).
“Tranche B Note” has the meaning given in 2.11.(c).
“Treasury Management Services Agreement” means any cash management, controlled disbursement services, or related services including the automatic clearing house transfer of funds of the account of the Borrower or any Subsidiary.
“Trust Preferred Securities” means (a) the $50,000,000 in trust preferred securities issued by MHG Capital Trust I, a Subsidiary of the Borrower, the proceeds of which were used by such Subsidiary to acquire the Borrower’s Junior Subordinated Notes due October 30, 2036 and (b) any other trust preferred securities issued by any Subsidiary of the Borrower on then applicable market terms and otherwise substantially similar thereto, the proceeds of which are used to acquire notes from the Borrower that are subordinated to the Loans and other Obligations on terms no less favorable to the Lenders than the Junior Subordinated Notes referred to in the immediately preceding clause (a) and none of which securities or notes mature prior to the date 10 years after the Termination Date and cannot be required to be repurchased, repaid or otherwise retired at the option of the holders thereof prior to the date 10 years after the Termination Date.

“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an investment, which investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“Wachovia” means Wachovia Bank, National Association, together with its successors and assigns.
“Wachovia Account Control Agreement” means the Account Control Agreement between Wachovia Bank and the Agent substantially in the form of Exhibit S.
“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.
Section 1.2 General; References to Times.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. References in this Agreement to “Sections”,

“Articles”, “Exhibits”, “Schedules” and “Annexes” are to sections, articles, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of Holdings. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Charlotte, North Carolina time.
Section 1.3 Financial Attributes of Non-Wholly Owned Subsidiaries.
When determining the Borrower’s compliance with any financial covenant contained in any of the Loan Documents, only the Borrower’s pro rata share of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included.
Section 1.4 Pro Forma Calculations.
With respect to any period during which any Permitted Acquisition or any sale, transfer or other disposition of any material assets occurs, for purposes of determining compliance with the covenants contained in Section 10.11., or for purposes of determining the Consolidated EBITDA or Fixed Charges, calculations with respect to such period shall be made on a Pro Forma Basis.
Section 1.5 Co-Borrowers Representative.
Each of the Co-Borrowers hereby appoints the Borrower to act as such Co-Borrower’s exclusive agent for all purposes under this Agreement and the other Loan Documents (including, without limitation, with respect to all matters related to the borrowing, repayment and administration of Loans as described in Article II. and III.). Each of the Co-Borrowers acknowledges and agrees that (a) the Borrower may execute such documents on behalf of such Co-Borrower as the Borrower deems appropriate in its sole discretion and such Co-Borrower shall be bound by and obligated by all of the terms of any such document executed by the Borrower on behalf of such Co-Borrower, (b) any notice or other communication delivered by the Agent or any Lender hereunder to the Borrower shall be deemed to have been delivered to such Co-Borrower and (c) the Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Borrower on behalf of such Co-Borrower. Each of the Co-Borrowers must act through the Borrower for all purposes under this Agreement and the other Loan Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any of the Co-Borrowers to interact in any manner with the Agent or the Lenders, such Co-Borrower shall do so through the Borrower.

Section 1.6 Joint and Several Obligations.
THE BORROWER SHALL BE JOINTLY AND SEVERALLY OBLIGATED IN RESPECT OF THE OBLIGATIONS OF EACH OF THE CO-BORROWERS, AND ACCORDINGLY, THE BORROWER CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “OBLIGATIONS” AND ALL OF THE OTHER OBLIGATIONS AND LIABILITIES OF EACH OF THE CO-BORROWERS HEREUNDER AND UNDER THE OTHER LOAN DOCUEMNTS.
ARTICLE. II Credit Facility
Section 2.1 Tranche A Loans.
(a) Generally.
(i) Tranche A Loans to Borrower. Subject to the terms and conditions hereof, including without limitation, Section 2.14., during the period from the Fifth Amendment Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Tranche A Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the lesser of (x) the amount of such Lender’s Tranche A Commitment and (y) such Lender’s Commitment Percentage of the Borrowing Base.
(ii) Tranche A Loans to Florida Borrower. Subject to the terms and conditions hereof, including without limitation, Section 2.14., during the period from the Fifth Amendment Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Tranche A Loans to the Florida Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the lesser of (x) the amount of such Lender’s Tranche A Commitment and (y) such Lender’s Commitment Percentage of the Borrowing Base.
(iii) Continuation of Part of Revolving Credit Facility. Tranche A is a conversion and continuation of a portion (but not all) of the Revolving Credit Facility as of the Fifth Amendment Effective Date. Tranche A is not a novation. $23,933,103 principal amount of Revolving Credit Loans outstanding on the Fifth Amendment Effective Date shall be automatically converted to outstanding Tranche A Loans on such date, such Tranche A Loans to have the same Interest Period upon conversion as they had immediately prior to such conversion. The Loans so converted from Revolving Credit Loans to Tranche A Loans shall be allocated among the Lenders on a pro rata basis according to their respective Commitment Percentages.
(iv) Revolving Nature of Loans. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Termination Date, the Tranche A Borrowers may borrow, repay and reborrow Tranche A Loans hereunder.

(b) Requesting Tranche A Loans. The Borrower shall give the Agent notice pursuant to a Notice of Tranche A Borrowing or telephonic notice of each borrowing of Tranche A Loans, identifying the respective Tranche A Borrower that will borrow such Tranche A Loans. Each Notice of Tranche A Borrowing shall be delivered to the Agent before 11:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Tranche A Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Tranche A Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Tranche A Borrowing (or the information contained in such Notice of Tranche A Borrowing) to each Lender promptly upon receipt by the Agent. Each Notice of Tranche A Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower or the Florida Borrower, as applicable.
(c) Disbursements of Tranche A Loan Proceeds. No later than 1:00 p.m. on the date specified in the Notice of Tranche A Borrowing, each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Tranche A Loan to be made by such Lender. Unless the Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Tranche A Loan to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Tranche A Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Tranche A Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower or the Florida Borrower (as applicable) the amount of such Tranche A Loan to be provided by such Lender. Subject to satisfaction of the applicable conditions set forth in Article VI. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower or the Florida Borrower, as applicable, no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Tranche A Borrowing.
Section 2.2 INTENTIONALLY OMITTED.
Section 2.3 Tranche B Loans.
(a) Generally.
(i) Tranche B Loans to Borrower. Subject to the terms and conditions hereof, during the period from the Fifth Amendment Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Tranche B Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the lesser of (x) the amount of such Lender’s Tranche B Commitment and (y) such Lender’s Commitment Percentage of the Borrowing Base.
(ii) Tranche B Loans to NY Borrowers. Subject to the terms and conditions hereof, during the period from the Fifth Amendment Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Tranche B Loans to either NY Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the lesser of (x) the amount of such Lender’s Tranche B Commitment and (y) such Lender’s Commitment Percentage of the Borrowing Base.

(iii) Continuation of Part of Revolving Credit Facility. Tranche B is a conversion and continuation of a portion (but not all) of the Revolving Credit Facility as of the Fifth Amendment Effective Date. Tranche B is not a novation.
(iv) Nature of Loans. Subject to the terms and conditions of this Agreement (including without limitation conditions set forth in Article VI.), during the period from the Effective Date to but excluding the Termination Date, each of the Tranche B Borrowers may borrow, repay and reborrow Tranche B Loans hereunder; provided, however, that as an additional condition to the making of Tranche B Loans, no Tranche B Loan shall be made if, after giving effect to such Tranche B Loan, the sum of (I) the aggregate principal amount of all Tranche B Loans that have been advanced (including without limitation such Tranche B Loan proposed to be advanced, and any Tranche B Loans advanced pursuant to Section 2.4.(e) to reimburse demands for payment under Letters of Credit) plus (II) the aggregate amount of all Tranche B Letters of Credit that have been issued, in each case regardless of any Tranche B Loan repayments, any reductions or cancellations of Tranche B Letters of Credit and any payment of Reimbursement Obligations, would exceed the NY Secured Amount, unless and until the NY Borrowers (1) execute and record such amendments to the NY Mortgage or such additional mortgage(s) on the NY Properties, (2) pay such additional mortgage recording or other applicable tax, (3) furnish such title insurance endorsements or policies and (4) take such other action including but not limited to the execution and delivery of such documents, instruments, affidavits, declarations and agreements, in each case as the Agent may require in order for all outstanding Tranche B Loans and all outstanding Tranche B Letter of Credit Liabilities to be and remain fully secured by the NY Mortgage and such additional mortgages.
(b) Requesting Tranche B Loans. The Borrower shall give the Agent notice pursuant to a Notice of Tranche B Borrowing or telephonic notice of each borrowing of Tranche B Loans, identifying the respective Tranche B Borrower that will borrow such Tranche B Loan. Each Notice of Tranche B Borrowing shall be delivered to the Agent before 11:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing; provided that, in the event of any Tranche B Loan that requires any additional action pursuant to clause (1), (2), (3) or (4) of Section 2.3.(a)(iv), no Notice of Tranche B Borrowing shall be considered delivered or effective until the requirements of Section 2.3.(a)(iv) have been satisfied. Any such telephonic notice shall include all information to be specified in a written Notice of Tranche B Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Tranche B Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Tranche B Borrowing (or the information contained in such Notice of Tranche B Borrowing) to each Lender promptly upon receipt by the Agent. Each Notice of Tranche B Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower or the NY Borrowers, as applicable.

(c) Disbursements of Tranche B Loan Proceeds. No later than 1:00 p.m. on the date specified in the Notice of Tranche B Borrowing (which, in the case of any Tranche B Borrowing that requires any additional action pursuant to clause (1), (2), (3) or (4) of Section 2.3.(a)(iv), shall be deemed to be the date applicable as if the Notice of Tranche B Borrowing had been given on the date on which the requirements of Section 2.3.(a)(iv) are satisfied), each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Tranche B Loan to be made by such Lender. Unless the Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Tranche B Loan to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Tranche B Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Tranche B Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower or a NY Borrower (as applicable) the amount of such Tranche B Loan to be provided by such Lender. Subject to satisfaction of the applicable conditions set forth in Section 2.3.(a)(iv) and Article VI. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower or a NY Borrower, as applicable, no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Tranche B Borrowing.
Section 2.4 Letters of Credit.
(a) Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation Section 2.14, the Agent, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date one or more letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount. Each Letter of Credit shall be allocated to either Tranche A or Tranche B as provided in Section 2.4.(c). All Letters of Credit outstanding on the Fifth Amendment Effective Date shall be allocated to Tranche A.
(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Agent and the Borrower. Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance or (ii) the Termination Date; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Agent but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Termination Date.

(c) Requests for Issuance of Letters of Credit. The Borrower shall give the Agent written notice (or telephonic notice promptly confirmed in writing) at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Stated Amount, (ii) beneficiary, (iii) expiration date and (iv) whether such Letter of Credit will be allocated to Tranche A or Tranche B. If the notice fails to specify a tranche, the Borrower shall be deemed to have specified that the Letter of Credit will be allocated to Tranche A if the allocation of such Letter of Credit to Tranche A would not cause the sum of the outstanding principal amount of Tranche A Loans and the outstanding principal amount of Tranche A Letter of Credit Liabilities to exceed the Tranche A Commitments. . No Letter of Credit may be used to support or pay any obligations (including contingent obligations) with respect to any Indebtedness. The Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Agent. Provided the Borrower has given the notice prescribed by the first sentence of this subsection, and subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article VI. and delivery to the Agent of all items required to be delivered in connection with the issuance of such Letter of Credit (including, without limitation the requirements of clauses (1) — (4) of this Section 2.4.(c), if applicable), the Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary. The Agent shall not at any time be obligated to issue any Letter of Credit if (x) such Letter of Credit would cause the aggregate outstanding amount of Loans under the tranche to which it is allocated plus the aggregate Letter of Credit Liabilities allocated to such tranche to exceed the aggregate Commitments under such tranche, (y) such issuance would conflict with, or cause the Agent or any Lender to exceed any limits imposed by, any Applicable Law or (z) such Letter of Credit will be used to pay or support any obligations with respect to any Indebtedness. In addition, the Agent shall not at any time be obligated to issue any Letter of Credit if any Lender is then in default of its obligations to fund under Section 2.4.(e) or Section 2.4.(j) or is otherwise a Defaulting Lender, unless cash collateral or other credit support satisfactory to the Agent has been pledged or otherwise provided to the Agent in respect of such Defaulting Lender’s participation in such requested Letter of Credit or the Agent has otherwise entered into arrangements satisfactory to the Agent to eliminate the Agent’s risk with respect to such Defaulting Lender. Notwithstanding anything to the contrary contained in this Agreement, and as an additional condition to the issuance of Tranche B Letters of Credit, no Tranche B Letter of Credit shall be issued if, after giving effect to such Tranche B Letter of Credit, the sum of (I) the aggregate principal amount of all Tranche B Loans that have been advanced (including without limitation any Tranche B Loan advanced pursuant to Section 2.4.(e) to reimburse demands for payment under Letters of Credit) plus (II) the aggregate amount of all Tranche B Letters of Credit that have been issued (including without limitation such Tranche B Letter of Credit proposed to be issued), in each case regardless of any Tranche B Loan repayments, any reductions or cancellations of Tranche B Letters of Credit and any payments of Reimbursement Obligations, would exceed the NY Secured Amount, unless and until the NY Borrowers (1) execute and record such amendments to the NY Mortgage or such additional mortgage(s) on the NY Properties, (2) pay such additional mortgage recording or other applicable tax, (3) furnish such title insurance endorsements or policies and (4) take such other action including but not limited to the execution and delivery of such documents, instruments, affidavits, declarations and agreements, in each case as the Agent may require in order for all outstanding Tranche B Loans and all outstanding Letter of Credit Liabilities allocated to Tranche B to be and remain fully secured by the NY Mortgage and such additional mortgage(s). References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the Agent shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d) Reimbursement Obligations. Upon receipt by the Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrower of the amount to be paid by the Agent as a result of such demand and the date on which payment is to be made by the Agent to such beneficiary in respect of such demand; provided, however, the Agent’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the Agent for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection). Upon receipt by the Agent of any payment in respect of any Reimbursement Obligation, the Agent shall promptly pay to each Lender that has acquired a participation therein under the second sentence of Section 2.4.(i) such Lender’s Commitment Percentage of such payment.
(e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Agent for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing of Tranche A Loans or Tranche B Loans (as designated in the Borrower’s notice of borrowing) as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Agent, or if the Borrower fails to reimburse the Agent for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Section 2.3.(a)(iv) and Article VI. with respect to Loans made under the tranche to which such Letter of Credit has been allocated would permit the making of Loans under such tranche, the Borrower shall be deemed to have requested a borrowing of Loans under such tranche (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Lender prompt notice of the amount of the Loan under such tranche to be made available to the Agent not later than the applicable time specified in Section 2.4.(j) and (ii) if such conditions would not permit the making of Loans under such tranche, the provisions of subsection (j) of this Section shall apply. The limitations of Section 3.7.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.
(f) Effect of Letters of Credit on Commitments. Upon the issuance by the Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender (under the applicable tranche of such Letter of Credit) shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g) Agent’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit against such documents, the Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of the Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent’s or any Lender’s rights or powers hereunder. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Agent or any Lender any liability to the Borrower or any Lender. In this regard, the obligation of the Borrower to reimburse the Agent for any drawing made under any Letter of Credit, and to repay a Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (G) payment by the Agent under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.9., but not in limitation of the Borrower’s unconditional obligation to reimburse the Agent for any drawing made under a Letter of Credit as provided in this Section and to repay a Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Agent or any Lender in respect of any liability incurred by the Agent or such Lender arising solely out of the gross negligence or willful misconduct of the Agent or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Agent or any Lender with respect to any Letter of Credit.

(h) Amendments, Etc. The issuance by the Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Lenders (or all of the Lenders if required by Section 13.6.) shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the Fees, if any, payable under the last sentence of Section 3.8.(b).
(i) Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Agent of any Letter of Credit each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of the Agent with respect to such Letter of Credit, and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Agent to pay and discharge when due, such Lender’s Commitment Percentage of the Agent’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Agent by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Agent pursuant to the third and last sentences of Section 3.8.(b)). The Reimbursement Obligations of the Borrower with respect to any Letter of Credit shall be a Letter of Credit Liability under the tranche to which such Letter of Credit is allocated.
(j) Payment Obligation of Lenders. Each Lender severally agrees to pay to the Agent on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by the Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.4.(d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing. If the notice referenced in the second sentence of Section 2.4.(e) is received by a Lender not later than 11:00 a.m., then such Lender shall make such payment available to the Agent not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Agent not later than 1:00 p.m. on the next succeeding Business Day. Each Lender’s obligation to make such payments to the Agent under this subsection, and the Agent’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1.(h) or 11.1.(i) or (iv) the termination of the Commitments. Each such payment to the Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

(k) Information to Lenders. The Agent shall periodically deliver to the Lenders information setting forth the Stated Amount of all outstanding Letters of Credit. Other than as set forth in this subsection, the Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.4.(j).
Section 2.5 Rates and Payment of Interest on Loans.
(a) Rates. (i) The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Tranche A Loan made by such Lender to or for the benefit of the Borrower; (ii) the Tranche A Borrowers, jointly and severally, promise to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Tranche A Loan made by such Lender to or for the benefit of the Florida Borrower; and (iii) the Tranche B Borrowers, jointly and severally, promise to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Tranche B Loan made by such Lender, in each case, for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
A. during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin; and
B. during such periods as such Loan is a LIBOR Loan, at Adjusted LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin.
Notwithstanding the foregoing, while an Event of Default exists, (I) the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of each Tranche A Loan made by such Lender to or for the benefit of the Borrower, (II) the Borrower shall pay to the Agent for the account of the Agent (or any other applicable recipient) interest at the Post-Default Rate on all outstanding Reimbursement Obligations with respect to Tranche A Letters of Credit, and on any other Obligations payable by the Borrower (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law); (III) the Tranche A Borrowers, jointly and severally, shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of each Tranche A Loan made by such Lender to or for the benefit of the Florida Borrower, and on any other Obligations of the Florida Borrower (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law); (IV) the Tranche B Borrowers, jointly and severally, shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of each Tranche B Loan made by such Lender; and (V) the Tranche B Borrowers, jointly and severally, shall pay to the Agent for the account of the Agent (or any other applicable recipient) interest at the Post-Default Rate on all outstanding Reimbursement Obligations with respect to Tranche B Letters of Credit, and on any other Obligations with respect to Tranche B (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. Accrued and unpaid interest on each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each calendar month, (ii) in the case of a LIBOR Loan, in arrears on the last day of each Interest Period therefor, and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, and (iii) in the case of any Loan, in arrears upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued or Converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrowers for all purposes, absent manifest error.
Section 2.6 Number of Interest Periods.
There may be no more than 12 different Interest Periods for LIBOR Loans outstanding at the same time.
Section 2.7 Repayment of Loans.
On the Termination Date, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Tranche A Loans, made to or for the benefit of the Borrower. On the Termination Date, the Borrower and the Florida Borrower, jointly and severally, agree to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Tranche A Loans made to or for the benefit of the Florida Borrower. On the Termination Date, the Tranche B Borrowers, jointly and severally, agree to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Tranche B Loans.
Section 2.8 Prepayments.
(a) Optional. Subject to Section 5.4., the Borrower and each of the Co-Borrowers may prepay any Loan owing by it at any time without premium or penalty. The Borrower shall give the Agent at least one Business Day’s prior written notice of the prepayment of any Loan identifying the Loan to be prepaid and whether it is a Tranche A Loan or a Tranche B Loan. If any prepayment notice is delivered to the Agent pursuant to this Section, but such notice fails to specify the tranche, the Borrower will be deemed to have specified that the prepayment be applied, first to prepay any Tranche A Loans, and second, to the extent of any unapplied balance after application pursuant to clause first, to prepay any Tranche B Loans.

(b) Mandatory.
(i) If at any time the aggregate principal amount of all outstanding Loans plus the aggregate amount of all Letter of Credit Liabilities exceeds the lesser of (A) the aggregate amount of the Commitments in effect at such time or (B) the Borrowing Base at such time, then (subject to Section 4.3.) the Borrower shall immediately prepay Loans and (after all Loans have been prepaid) cash collateralize the Letter of Credit Liabilities in an aggregate amount equal to such excess, in each case specifying whether any Loan so repaid is a Tranche A Loan or Tranche B Loan, and whether any Letter of Credit so collateralized is a Tranche A Letter of Credit or a Tranche B Letter of Credit.
(ii) If at any time the aggregate principal amount of all outstanding Tranche A Loans plus the aggregate amount of all Tranche A Letter of Credit Liabilities exceeds the aggregate Tranche A Commitments, then the Borrower shall immediately prepay Tranche A Loans and (after all Tranche A Loans have been prepaid) cash collateralize Tranche A Letter of Credit Liabilities in an aggregate amount equal to such excess.
(iii) If at any time the aggregate principal amount of all outstanding Tranche B Loans plus the aggregate amount of all Tranche B Letter of Credit Liabilities exceeds the aggregate Tranche B Commitments, then the Tranche B Borrowers, jointly and severally, shall immediately prepay Tranche B Loans and (after all Tranche B Loans have been prepaid) cash collateralize Tranche B Letter of Credit Liabilities in an aggregate amount equal to such excess.
(c) Application of Prepayments.
(i) All payments under the immediately preceding subsection (b)(i) shall be applied to pay all amounts of principal outstanding on the Loans and any Reimbursement Obligations pro rata within the respective tranche or tranches specified by the Borrower pursuant to subsection (b)(i) (or if the Borrower makes such a payment but fails to specify the tranche, in accordance with the order of application set forth in the following sentence of this Section 2.8.(c)), such pro rata application to be made in accordance with Section 3.2. or 3.3., as applicable, and if any Letters of Credit are outstanding at such time the remainder, if any, shall be deposited into the Collateral Account for application to any Reimbursement Obligations allocated to the tranche or tranches specified by the Borrower. If the Borrower makes a payment pursuant to subsection (b)(i) but fails to specify the tranche of the Loan being repaid, the Borrower will be deemed to have specified that the prepayment be applied, first to prepay any Tranche A Loans, then second, to prepay any Tranche B Loans; and if the Borrower has failed to specify the tranche of Letter of Credit Liabilities to which any remainder is to be applied (after all Loans have been prepaid), then the Borrower will be deemed to have specified that the remainder be applied, third, to any outstanding Reimbursement Obligations with respect to Tranche A Letters of Credit at such time, then fourth, to any outstanding Reimbursement Obligations with respect to Tranche B Letters of Credit at such time, then fifth, to cash collateralize the undrawn amounts of any outstanding Tranche A Letter of Credit, then sixth, to cash collateralize the undrawn amount of any outstanding Tranche B Letters of Credit.

(ii) All payments under subsection (b)(ii) shall be applied to pay all amounts of principal outstanding on the Tranche A Loans owing by the Tranche A Borrowers pro rata in accordance with Section 3.2., and if any Tranche A Letter of Credit Liabilities are outstanding at such time, the remainder, if any, shall be deposited into the Collateral Account for application to Reimbursement Obligations with respect to Tranche A Letters of Credit.
(iii) All payments under subsection (b)(iii) shall be applied to pay all amounts of principal outstanding on the Tranche B Loans owing by the Tranche B Borrowers pro rata in accordance with Section 3.3., and if any Tranche B Letter of Credit Liabilities are outstanding at such time, the remainder, if any, shall be deposited into the Collateral Account for application to Reimbursement Obligations with respect to Tranche B Letters of Credit.
(iv) If as a result of this Section any outstanding LIBOR Loan is prepaid prior to the end of the applicable Interest Period therefor, the Borrower or the applicable Co-Borrower, as the case may be, shall pay all amounts due under Section 5.4.
(d) Swap Agreements. No repayment or prepayment pursuant to this Section shall affect any of the obligations of the Borrower or any Co-Borrower under any Swap Agreement between the Borrower or any Co-Borrower, as applicable, and any Lender (or any affiliate of any Lender).
Section 2.9 Continuation.
So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed promptly in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrowers once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, or if a Default or Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.10 Conversion.
The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if a Default or Event of Default shall exist. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed promptly in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrowers once given.
Section 2.11 Notes.
(a) Tranche A Borrower Note. The Tranche A Loans made by each Lender to or for the benefit of the Borrower shall, in addition to this Agreement, also be evidenced by a promissory note executed by the Borrower substantially in the form of Exhibit F-1, payable to the order of such Lender in a principal amount equal to the amount of such Lender’s Tranche A Commitment, as in effect on the Fifth Amendment Effective Date (or the date such Lender receives an assignment of such Commitment) and otherwise duly completed. Each promissory note described in this subsection is referred to as a “Tranche A Borrower Note.”
(b) Tranche A Florida Borrower Note. The Tranche A Loans made by each Lender to or for the benefit of Florida Borrower shall, in addition to this Agreement, also be evidenced by a promissory note executed by the Florida Borrower substantially in the form of Exhibit F-2, payable to the order of such Lender in a principal amount equal to the amount of such Lender’s Tranche A Commitment, as in effect on the Fifth Amendment Effective Date (or the date such Lender receives an assignment of such Commitment) and otherwise duly completed. Each promissory note described in this subsection is referred to as a “Tranche A Florida Borrower Note.”
(c) Tranche B Note. The Tranche B Loans made by each Lender to or for the benefit of any Tranche B Borrower shall, in addition to this Agreement, also be evidenced by a promissory note executed by the Tranche B Borrowers substantially in the form of Exhibit G, payable to the order of such Lender in a principal amount equal to the amount of such Lender’s Tranche B Commitment as in effect on the Fifth Amendment Effective Date (or the date such Lender receives an assignment of such Commitment) and otherwise duly completed. Each promissory note described in this subsection is referred to as a “Tranche B Note.”

(d) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrowers, absent manifest error; provided, however, that the failure of a Lender to make any such record shall not affect the obligations of the Borrowers under any of the Loan Documents.
(e) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense cause to be executed and delivered to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 2.12 Voluntary Reductions of the Commitment.
The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments of either tranche (for which purpose use of the Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities allocated to such tranche) at any time and from time to time without penalty or premium upon not less than 5 Business Days’ prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall (other than in connection with a termination of all Commitments relating to the anticipated closing of a refinancing) be irrevocable once given and effective only upon receipt by the Agent; provided, however, the Borrower shall compensate the Lenders (in accordance with Section 5.4.) for any losses attributable to a permitted revocation of such notice; and provided, further, if the Borrower seeks to reduce the aggregate amount of all Commitments below $50,000,000, then the Commitments shall all automatically and permanently be reduced to zero. The Agent will promptly transmit such notice to each Lender. The Commitments, once terminated or reduced, may not be increased or reinstated.
Section 2.13 Expiration or Maturity Date of Letters of Credit Past Termination Date.
If on the date the Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Agent an amount of money sufficient to cause the balance of available funds on deposit in the Collateral Account to equal the Stated Amount of such Letter(s) of Credit for deposit into the Collateral Account.

Section 2.14 Amount Limitations.
Notwithstanding any other term of this Agreement or any other Loan Document:
(a) No Lender shall be required to make a Loan, the Agent shall not be required to issue a Letter of Credit and no reduction of the Commitments pursuant to Section 2.12. shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Commitments, the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the lesser of (i) the aggregate amount of the Commitments at such time and (ii) the Borrowing Base at such time.
(b) No Lender shall be required to make a Tranche A Loan, the Agent shall not be required to issue a Tranche A Letter of Credit and no reduction of the Tranche A Commitments pursuant to Section 2.12. shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or reduction of such Commitment, the aggregate principal amount of all outstanding Tranche A Loans, together with the aggregate principal amount of all Tranche A Letter of Credit Liabilities, would exceed the aggregate Tranche A Commitments.
(c) No Lender shall be required to make a Tranche B Loan, the Agent shall not be required to issue a Tranche B Letter of Credit and no reduction of the Tranche B Commitments pursuant to Section 2.12. shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or reduction of such Commitment, the aggregate principal amount of all outstanding Tranche B Loans, together with the aggregate principal amount of all Tranche B Letter of Credit Liabilities, would exceed the aggregate Tranche B Commitments.
ARTICLE. III Payments, Fees and Other General Provisions
Section 3.1 Payments.
Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrowers under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.4., the Borrower may, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrowers hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 5:00 p.m. on the date of receipt. If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2 Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1.(a) 2.2.(a) and 2.4.(e) shall be made from the Lenders, each payment of the Fees under Section 3.8.(a) and the first sentence of Section 3.8.(b) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.12. shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower or the Florida Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them and owing by the Borrower or the Florida Borrower, as applicable, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans by the Borrower or the Florida Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (d) the making, Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 5.5.) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Revolving Loans) or their respective Revolving Loans (in the case of Conversions and Continuations of Revolving Loans) and the then current Interest Period for each Lender’s portion of each Revolving Loan of such Type shall be coterminous; and (e) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4., shall be pro rata in accordance with their respective Commitments.
Section 3.3 Pro Rata Treatment of Tranche B.
Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.3.(a) shall be made from the Lenders, and each termination or reduction of the amount of the Tranche B Commitments under Section 2.12. shall be applied to the respective Tranche B Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Tranche B Loans by any of the Tranche B Borrowers shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Tranche B Loans held by them and owing by the Tranche B Borrowers, provided that if immediately prior to giving effect to any such payment in respect of any Tranche B Loans the outstanding principal amount of the Tranche B Loans shall not be held by the Lenders pro rata in accordance with their respective Tranche B Commitments in effect at the time such Loans were made, then such payment shall be applied to the Tranche B Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Tranche B Loans being held by the Lenders pro rata in accordance with their respective Tranche B Commitments; (c) each payment of interest on Tranche B Loans by any of the Tranche B Borrowers shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) the making, Conversion and Continuation of Tranche B Loans of a particular Type (other than Conversions provided for by Section 5.5.) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Tranche B Loans) or their respective Tranche B Loans (in the case of Conversions and Continuations of Tranche B Loans) and the then current Interest Period for each Lender’s portion of each Tranche B Loan of such Type shall be coterminous.

Section 3.4 Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan, or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by a Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2., Section 3.3. or Section 11.4., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2., Section 3.3. or Section 11.4., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Each of the Borrowers agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed by such Borrower to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower, and the provisions of this Section 3.4. shall not be construed to apply to (i) any cash collateral or other credit support provided to the Agent in respect of a Defaulting Lender pursuant to Section 2.4.(c) or Section 3.13.(b)(y) or (ii) any payment made by the Borrower pursuant to Section 3.13.(b).
Section 3.5 Lockbox Account.
On and after August 5, 2009, all cash produced by, and all other cash proceeds of, including without limitation cash proceeds produced from the operation of, any of the Collateral Properties which proceeds are received by Holdings, the Borrower, or any of its Subsidiaries (collectively, “Receipts”) shall be managed as provided in this Section 3.5; provided that fee and reimbursement payments under management contracts received by Morgans Hotel Group Management LLC shall not be deemed to be “Receipts” for purposes of this Section 3.5.
(a) A non-interest bearing deposit account shall be maintained with the Agent by (i) each of the Florida Borrower, the NY Morgans Borrower, the NY Royalton Borrower, Madison Bar Company and 43rd Restaurant LLC at each such Person’s own expense (the “Initial Lockbox Accounts”) and (ii) by the Borrower at the Borrower’s expense (the “Borrower Lockbox Account” and together with the Initial Lockbox Accounts, the “Lockbox Accounts”); provided, however, that Madison Bar Company shall not be required to maintain an Initial Lockbox Account (A) so long as Madison Bar Company does not own or hold any Receipts and is not reasonably expected to receive any Receipts in the future, or (B) the Agent (in its sole discretion) permits the termination of such Initial Lockbox Account. Each of Holdings and the Borrower shall, and shall cause each Subsidiary (other than any joint venture which would not be a Subsidiary but for the effect of FIN 46R) to, ensure that all Receipts are either (x) paid directly into a Lockbox Account or (y) within one (1) Business Day after receipt by Holdings, the Borrower or any such Subsidiary, deposited into a Lockbox Account, in each case in accordance with procedures and arrangements acceptable to the Agent and subject only to such changes as may be approved in advance by the Agent; provided, that if the Lockbox Account into which the Receipts are either paid or deposited pursuant to clause (x) or (y) above is an Initial Lockbox Account, such Receipts shall be swept into the Borrower Lockbox Account within one (1) Business Day after being either paid or deposited into such Initial Lockbox Account.

(b) Each of Holdings and the Borrower acknowledges that it waives and shall have no right to object to or seek to delay or to cause any application of any Receipts deposited and/or paid into the Lockbox Account or any transfer of funds in accordance with the provisions of this Section 3.5.
(c) Each of Holdings and the Borrower acknowledges that the Lockbox Account will be subject to the control of the Agent and, upon the occurrence of an Event of Default, the Agent may direct the disposition of funds in the Lockbox Account without further consent of the Borrower.
(d) At all times after the Lockbox Account has been established when there are no unpaid fees and expenses then due and owing to the Agent, no unreimbursed drawings under Letters of Credit and no Event of Default is continuing, the Agent shall automatically cause all of the available balance in the Lockbox Account to be released to the Borrower, such release to be made as promptly as practicable to such deposit account as the Borrower may designate. Funds are not available if, in the determination of the Agent, they are subject to a hold, dispute or legal process preventing their withdrawal, are not “collected funds” or, if funds are made available by the Agent in its sole discretion prior to such funds being “collected funds”, are subject to a reserve established by the Agent for settlement of funds and returned items. Each of Holdings and the Borrower acknowledges and agrees that the Agent may debit the Lockbox Account for any entries, whether credit or debit, that are subsequently returned for any reason. Notwithstanding the foregoing or anything else in this Section 3.5. to the contrary, the Agent shall be permitted to comply with any writ, levy order or other similar judicial or regulatory order or process concerning the Lockbox Account or any check or other payment instruction and shall not be in violation of this Section 3.5. for so doing.
(e) To the extent that any Receipts are not sent directly to the Lockbox Account but are received by Holdings, the Borrower or any Subsidiary after the Lockbox Account has been established, such Receipts shall be held in trust for the benefit of the Agent and remitted as promptly as practicable (and in any event, no later than one (1) Business Day after receipt thereof) in the form received, to the Lockbox Account. Each of Holdings and the Borrower acknowledges and agrees that its compliance with the terms of this Section 3.5. is essential.
(f) Each of Holdings and the Borrower hereby irrevocably appoints and makes each of the officers of the Agent the true and lawful attorney for each of Holdings and the Borrower (without requiring any of them to act as such) with full power of substitution to endorse the name of Holdings or the Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Holdings or the Borrower. In addition, if Holdings or the Borrower breaches its obligation hereunder to direct Receipts to the Lockbox Account, the Agent, as the true and lawful attorney for Holdings or the Borrower, may, by the signature or other act of any of the Agent’s officers (without requiring any of them to do so), direct any account debtor or other applicable Person to make payments of or with respect to Receipts to the Lockbox Account.

Section 3.6 Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.7 Minimum Amounts.
(a) Borrowings and Conversions. Except as otherwise provided in Section 2.4.(e), each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. Each borrowing, Conversion and Continuation of LIBOR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.
(b) Prepayments. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of Loans then outstanding).
(c) Reductions of Commitments. Each reduction of the Commitments under Section 2.12. shall be in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof.
(d) Letters of Credit. The initial Stated Amount of each Letter of Credit shall be at least $750,000.
Section 3.8 Fees.
(a) Unused Fee. During the period from the Effective Date to but excluding the Termination Date, the Borrower agrees to pay to the Agent for the account of the Lenders an unused facility fee with respect to the average daily difference between the (i) aggregate amount of the Commitments and (ii) the aggregate principal amount of all outstanding Loans plus the aggregate amount of all Letter of Credit Liabilities (the “Unused Amount”). Such fee shall be computed by multiplying the Unused Amount with respect to the applicable quarter (x) for all times prior to the Fifth Amendment Effective Date, by one quarter of one-percent (0.25%) and (y) for all times on or after the Fifth Amendment Effective Date, by one-half of one-percent (0.50%). Such fee shall be payable in arrears on the last day of each March, June, September or December of each calendar year. Any such accrued and unpaid fee shall also be payable on the Termination Date or any earlier date of termination of the Commitments or reduction of the Commitments to zero.

(b) Letter of Credit Fees. The Borrower agrees to pay to the Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans (or while an Event of Default exists, at a per annum rate equal to 4.0%) times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) through and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full and is not subject to reinstatement, as the case may be. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears on (i) the last day of March, June, September and December in each year, (ii) the Termination Date, (iii) the date the Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Agent. In addition, the Borrower shall pay to the Agent for its own account and not the account of any Lender, an issuance fee in respect of each Letter of Credit equal to the greater of (i) $1,000 or (ii) one-eighth of one percent (0.125%) per annum on the initial Stated Amount of such Letter of Credit payable (A) for the period from and including the date of issuance of such Letter of Credit through and including the expiration date of such Letter of Credit and (B) if the expiration date of any Letter of Credit is extended (whether as a result of the operation of an automatic extension clause or otherwise), for the period from but excluding the previous expiration date to and including the extended expiration date. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable upon issuance (or in the case of an extension of the expiration date, on the previous expiration date). The Borrower shall pay directly to the Agent from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Agent from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.
(c) [INTENTIONALLY OMITTED.]
(d) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to in writing by the Borrower and the Agent from time to time.
Section 3.9 Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed; provided, however, interest on LIBOR Loans shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.10 Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by any Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrowers not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrowers under Applicable Law.
Section 3.11 Agreement Regarding Interest and Charges.
The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrowers for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.5.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.12 Statements of Account.
The Agent will account to the Borrowers monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive and binding on the Lenders and the Borrowers absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrowers from any of their respective obligations hereunder.

Section 3.13 Defaulting Lenders.
(a) Generally. If for any reason any Lender (a “Defaulting Lender”) (i) has given notice to the Agent or Borrower that it will not make, or that it has disaffirmed or repudiated any obligation to make any Loan or fund any participation in Letter of Credit Liabilities (unless such notice is given by all Lenders) and has not revoked such notice or reaffirmed its obligations to make any Loan and fund any participations in Letter of Credit Liabilities, (ii) fails, within three (3) Business Days after request by the Agent, and continues to fail to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans or any participation in Letter of Credit Liabilities, (iii) has (X) become and remains insolvent or has a parent company that has become and remains insolvent, (Y) become and continues to be the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become and continues to be the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (Z) been taken over by the FDIC or any other state or federal regulator or Governmental Authority, or (iv) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrowers under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender pursuant to clause (i), (ii) or (iii) or because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrowers may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (w) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (x) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, (y) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest and (z) to request the Borrower to deliver, and the Borrower shall deliver, to the Agent cash collateral in an amount equal to such Defaulting Lender’s pro rata share of the Letter of Credit Liabilities then outstanding (to be held by Administrative Agent as set forth in this Agreement). If the Borrower provides an amount of cash collateral pursuant to Section 2.4.(c) or Section 3.13.(b)(y), such amount shall be returned to the Borrower from time to time to the extent, as applicable, the amount deposited as cash collateral shall exceed the Defaulting Lender’s Letter of Credit Liabilities or if such Lender ceases to be a Defaulting Lender and continues as a Lender hereunder. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 3.13., performance by Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 3.13. The rights and remedies against a Defaulting Lender under this Section 3.13. are in addition to other such rights and remedies which the Borrower may have against such Defaulting Lender and which the Agent or any Lender may have against such Defaulting Lender. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon such Defaulting Lender’s curing of its default.

(b) Purchase or Cancellation of Defaulting Lender’s Commitment. Any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitment. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than 2 Business Days and not later than 5 Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment in proportion to the Commitments of the other Lenders exercising such right. If after such 5th Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(b) for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Lender (for all purposes other than the calculation of the sharing of payments pursuant to Sections 3.2., 3.3. and 11.4., and the determination whether outstanding Loans and Letter of Credit Liabilities would exceed the aggregate Commitments or the Commitments under any tranche), whereupon (1) such Defaulting Lender (a “Terminated Lender”) shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents other than the right to be paid any outstanding Obligations owing to such Defaulting Lender and any expense reimbursement and indemnification, in each case in accordance with to the terms of this Agreement and (2) the Commitments shall be reduced by the amount of such Terminated Lender’s Commitment (for all purposes other than the calculation of the sharing of payments pursuant to Sections 3.2., 3.3. and 11.4., and the determination whether outstanding Loans and Letter of Credit Liabilities would exceed the aggregate Commitments or the Commitments under any tranche) provided, however, that (y) no such termination of a Terminated Lender may occur if (A) any Letter of Credit Liabilities (including unreimbursed amounts and undrawn availability under outstanding Letters of Credit) remain outstanding as of such date of termination as requested by the Borrower (the “Termination Date”), unless cash collateral or other credit support satisfactory to the Agent has been pledged or otherwise provided to the Agent in respect of such Terminated Lender’s participation in such Letter of Credit Liability or the Agent has otherwise entered into arrangements satisfactory to the Agent to eliminate the Agent’s risk with respect to such Terminated Lender, or (B) such Terminated Lender is also the Agent hereunder, or (C) on the Termination Date, after giving effect to the reduction in Commitments by the amount of such Terminated Lender’s Commitment and any payments made by the Borrower simultaneously therewith, the aggregate principal amount of all outstanding Loans, together with the aggregate amount of Letter of Credit Liabilities, would exceed the lesser of (Y) the aggregate amount of the Commitments at such time or (z) the Borrowing Base at such time. The Agent and the Lenders shall not have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase except to the extent assigned pursuant to such purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrowers to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive amounts owed to it by the Borrowers under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrowers. There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

Section 3.14 Taxes.
(a) Taxes Generally. All payments by the Borrowers of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iii) any taxes (other than withholding taxes) with respect to the Agent or a Lender that would not be imposed but for a connection between the Agent or such Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), and (iv) any taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges to the extent imposed as a result of the failure of the Agent or a Lender, as applicable, to provide and keep current (to the extent legally able) any certificates, documents or other evidence required to qualify for an exemption from, or reduced rate of, any such taxes fees, duties, levies, imposts, charges, deductions, withholdings or other charges or required by the immediately following subsection (c) to be furnished by the Agent or such Lender, as applicable (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by a Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then such Borrower will:
(i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;
(ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and
(iii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.
(b) Tax Indemnification. If any Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c) Tax Forms. Prior to the date that any Foreign Lender becomes a party hereto, such Foreign Lender shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Foreign Lender establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax imposed under the Internal Revenue Code. Each such Foreign Lender shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Agent. The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Foreign Lender or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Foreign Lender or the Agent, as applicable, fails to comply with the requirements of this subsection. If any such Foreign Lender, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Agent may withhold from any payments to be made to such Foreign Lender under any of the Loan Documents such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Agent.
ARTICLE. IV Collateral Properties
Section 4.1 INTENTIONALLY OMITTED.
Section 4.2 INTENTIONALLY OMITTED.

Section 4.3 Frequency of Calculations of Borrowing Base.
Initially, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered under Section 6.1. Thereafter, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered from time to time under Section 4.2.(bb) or 9.3.(b). Any increase in the Borrowing Base Value of a Collateral Property shall become effective as of the next determination of the Borrowing Base as provided in this Section, provided that (a) the applicable Borrowing Base Certificate substantiates such increase and (b) if the increase in the Borrowing Base Value is attributable in whole or in part to an increase in the Appraised Value of a Collateral Property, the Borrower delivers to the Agent prior to the effectiveness of such increase the following: (i) with respect to any such Collateral Property not located in a Tie-In Jurisdiction, an endorsement to the title insurance policy in favor of the Agent with respect to such Property increasing the coverage amount thereof as related to such Property to not less than 100% of the Appraised Value of such Property and (ii) with respect to any such Collateral Property located in a Tie-In Jurisdiction, an endorsement to the title insurance policy in favor of the Agent with respect to such Property increasing the coverage amount thereof as related to such Property to not less than the Appraised Value of such Property, as well as endorsements to all other existing title insurance policies issued to the Agent with respect to all other Properties located in Tie-In Jurisdictions reflecting an increase in the aggregate insured amount under the “tie-in” endorsements to an amount equal to the aggregate amount of the Appraised Values of all such Properties but in no event in an amount in excess of the aggregate amount of the Commitments. Any change in the Borrowing Base Value of a Collateral Property determined pursuant to an Appraisal described in Section 4.4. or Section 4.5. shall be effective immediately upon Agent’s delivery of notice to the Borrower that the Agent has accepted the applicable Appraisal, and shall be reflected in a Borrowing Base Certificate reflecting such new Borrowing Base Value, which certificate shall be delivered by the Borrower to the Agent within five (5) Business Days of Borrower’s receipt of such notice from the Agent. Notwithstanding the foregoing, to the extent that any decrease in the Borrowing Base Value of a Collateral Property resulting from an Appraisal would require the Borrower to prepay any Loan or cash collateralize any Letter of Credit pursuant to Section 2.8(b)(i), such prepayment or cash collateral shall not be due prior to five (5) Business Days after the date that the Agent has delivered to the Borrower notice that the Agent has accepted such Appraisal; provided further, however, that nothing contained in this sentence shall delay the effectiveness of such decrease in the Borrowing Base Value of a Collateral Property for the purposes of determining whether any condition is met for the making of any Loan or the issuance of any Letter of Credit.
Section 4.4 Frequency of Appraisals.
The Appraised Value of a Collateral Property shall be determined or redetermined, as applicable, under each of the following circumstances:
(a) The Agent will obtain new Appraisals for each of the Collateral Properties in the first fiscal quarter of 2010, and such Appraisals shall be at the sole cost of the Borrower;
(b) The Agent will also be allowed to obtain new Appraisals of the Collateral Properties once every twelve (12) months following the date of the respective Appraisal described in subsection (a) above, or more frequently if (a) the Agent has a reasonable basis to believe that the value of any Collateral Property has changed (but in no event more than once every six (6) months) or (b) a Default or an Event of Default exists. Any such Appraisals will be at the sole cost of the Borrower. The Borrowing Base shall be redetermined as a result of delivery of any new Appraisal performed under clause (a) or (b) of this Section 4.4. or under Section 4.5. below, in each case to the extent such Appraisal is accepted by the Agent pursuant to Section 4.3.; and within five (5) Business Days after Borrower’s receipt of notice from the Agent that the Agent has accepted such Appraisal, the Borrower shall deliver to the Agent, a Borrowing Base Certificate reflecting the Borrowing Base after giving effect to the new Appraised Value of any applicable Properties.

(c) Following any “Casualty Event” under and as defined in any Security Deed or any “Condemnation Event” under and as defined in any Security Deed; and
(d) Upon the Borrower’s written request for a redetermination of the Appraised Value of a Property, the Agent shall redetermine the Appraised Value of such Property (based on a new Appraisal of such Property obtained by the Agent), all at the Borrower’s expense; provided, that the Borrower may request a new Appraisal of a Property pursuant to this subsection only 2 times.
Section 4.5 Additional Appraisals Required under Applicable Law.
If under FIRREA or any other Applicable Law, a Lender is required to obtain an Appraisal of any Collateral Property in addition to any other Appraisal previously obtained with respect to such Property pursuant to this Agreement, the Agent shall have the right to cause such an Appraisal to be prepared at the Borrower’s cost and expense. The Borrowing Base shall be redetermined as a result of delivery of any such new Appraisal if Applicable Law requires such redetermination, in which case the Borrowing Base shall be redetermined in the manner required under such Applicable Law.
ARTICLE. V Yield Protection, Etc.
Section 5.1 Additional Costs; Capital Adequacy.
(a) Additional Costs. The Borrower shall promptly pay to the Agent for the account of each affected Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.14.(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of Adjusted LIBOR for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any Commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).
(b) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).

(c) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Agent of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Agent or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Agent or such Lender, the Borrower shall pay promptly, and in any event within 3 Business Days of demand, to the Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Agent or a Lender, such additional amounts as shall be sufficient to compensate the Agent or such Lender for such increased costs or reductions in amount.
(d) Notification and Determination of Additional Costs. Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Agent). The Agent or such Lender agrees to furnish to the Borrower (and in the case of a Lender, to the Agent) a certificate setting forth in reasonable detail the basis and amount of each request by the Agent or such Lender for compensation under this Section. Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.
Section 5.2 Suspension of LIBOR Loans.
Anything herein to the contrary notwithstanding, if, on or prior to the determination of Adjusted LIBOR for any Interest Period:
(a) the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or
(b) the Agent reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;
then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either cause such Loan to be repaid or cause such Loan to be Converted into a Base Rate Loan.

Section 5.3 Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).
Section 5.4 Compensation.
The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss (but not lost profits), cost or expense that such Lender reasonably determines is attributable to:
(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan;
(b) any failure by any Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article VI. to be satisfied) to borrow a LIBOR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation; or
(c) any revocation of a notice of termination of Commitments delivered by the Borrower pursuant to Section 2.12.
Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 5.5 Treatment of Affected Loans.
If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(b) or 5.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(b) or 5.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1. or 5.3. that gave rise to such Conversion no longer exist:
(a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
(b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 5.1. or 5.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
Section 5.6 Change of Lending Office.
Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.14., 5.1. or 5.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 5.7 Assumptions Concerning Funding of LIBOR Loans.
Calculation of all amounts payable to a Lender under this Article V. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article V.

ARTICLE. VI Conditions Precedent
Section 6.1 Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the following conditions precedent:
(a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:
(i) counterparts of this Agreement executed by each of the parties hereto;
(ii) Revolving Notes executed by the Borrower and the Florida Borrower, payable to each Lender and complying with the applicable provisions of Section 2.11., and the Swingline Note executed by the Borrower;
(iii) the Guaranty executed by Holdings, each Subsidiary that owns or leases a Collateral Property as of the Effective Date and each Material Subsidiary (other than any Exempt Subsidiary) as of the Effective Date;
(iv) an opinion or opinions of counsel to the Loan Parties, addressed to the Agent and the Lenders, addressing the matters set forth in Exhibit H;
(v) the articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;
(vi) a certificate of good standing or certificate of similar meaning with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(vii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, the officers of the Borrower then authorized to deliver Notices of Borrowings, Notices of Swingline Borrowings, Notices of Continuation and Notices of Conversion and to request the issuance of Letters of Credit;
(viii) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (i) the by-laws of such Loan Party, if a corporation, the operating agreement of such Loan Party, if a limited liability company, the partnership agreement of such Loan Party, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(ix) a certificate from a Responsible Officer of the Borrower to the effect that (x) all representations and warranties of the Loan Parties contained in the Loan Documents are true, correct and complete in all material respects and (y) immediately after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default shall exist;

(x) evidence of the payment of all Fees then due and payable under Section 3.8., and any other Fees payable to the Agent, the Titled Agents and the Lenders on or prior to the Effective Date;
(xi) a Borrowing Base Certificate calculated as of the Effective Date;
(xii) a Compliance Certificate calculated as of June 30, 2006 (giving pro forma effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date);
(xiii) letters from the administrative agent under each Existing Credit Agreement providing information regarding the payment in full of amounts outstanding under such Existing Credit Agreement and providing for the termination thereof and the release of all Liens securing any obligations owing thereunder;
(xiv) all of the items required to be delivered under Sections 4.1. and 4.2. of the Existing Credit Agreement with respect to each Property identified on Schedule 4.1.;
(xv) such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request; and
(b) In the good faith judgment of the Agent and the Lenders:
(i) There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning Holdings, the Borrower, the other Loan Parties and the other Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;
(ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii) Holdings, the Borrower, the other Loan Parties and the other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and
(iv) There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.
(c) When all of the conditions contained in the immediately preceding subsections (a) and (b) have been satisfied or waived in accordance with the terms hereof, the Agent shall promptly notify the Borrower and the Lenders thereof.
Section 6.2 Conditions Precedent to All Loans and Letters of Credit.
The obligations of the Lenders to make any Loans and of the Agent to issue Letters of Credit are all subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents (other than a change in factual circumstances since December 31, 2008, that constitutes a material adverse change in the business, assets, liabilities, financial condition or results of operations of Holdings and its Subsidiaries taken as a whole). Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan or the issuance of a Letter of Credit, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made or Letter of Credit issued that all conditions to the occurrence of such Credit Event contained in this Article VI. have been satisfied.

Section 6.3 Additional Conditions Precedent to Tranche B Loans and Tranche B Letters of Credit.
In addition to the conditions precedent set forth in Section 2.3.(a)(iv), Section 2.4.(c), Section 6.2. and elsewhere in this Agreement, the obligations of the Lenders to make any Tranche B Loans or issue any Tranche B Letters of Credit are subject to the condition precedent (unless waived by the Agent in its sole discretion with the consent of Requisite Lenders) that, on the date any Tranche B Loan is to be made or any Tranche B Letter of Credit is to be issued, the Agent has received a valid endorsement to the title insurance policy insuring the NY Mortgage, which endorsement shall (i) be in the form of the endorsement attached as Exhibit T, with any changes to the form of endorsement being subject to the Agent’s sole discretion, (ii) certify that the Agent continues to have a valid and enforceable lien on the NY Properties, as of the date on which the requested Tranche B Loan is to be made or requested the Tranche B Letter of Credit is to be issued, in an amount not less than (up to the face amount of the policy) the sum of (x) the aggregate principal amount of all prior Tranche B Loans and the aggregate amount of all prior Tranche B Letter of Credit Liabilities (in each case, whether or not then outstanding) and (y) the amount of the then currently requested Tranche B Loan or Tranche B Letter of Credit, and (iii) contain no intervening Liens or other exceptions to title not previously included in such policy (other than Permitted Encumbrances, as defined in the New York Mortgage), unless approved by the Agent in its discretion. The Agent in its sole discretion may, in lieu of requiring such endorsement on the date on which the requested Tranche B Loan is to be made or Tranche B Letter of Credit is to be issued, accept telephonic, facsimile or e-mail confirmation from the title insurance company that on such date the status of record title to the NY Properties has been examined and that no exceptions (other than Permitted Encumbrances) not previously reported have been discovered, but in such case the original, signed endorsement to the title insurance policy, complying with the requirements set forth above, shall be provided to the Agent within three days thereafter.
ARTICLE. VII Representations and Warranties
Section 7.1 Representations and Warranties.
In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, the Borrower represents and warrants to the Agent and each Lender as follows:
(a) Organization; Power; Qualification. Each of Holdings, the Borrower, each other Loan Party and each other Subsidiary is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.
(b) Ownership Structure. As of the Fifth Amendment Effective Date, Part I of Schedule 7.1.(b) is a complete and correct list of all Subsidiaries of Holdings setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary, an Exempt Subsidiary and/or a Foreign Subsidiary. Except as disclosed in such Schedule, as of the Fifth Amendment Effective Date (i) each of Holdings, the Borrower, the other Loan Parties and the other Subsidiaries owns, free and clear of all Liens (other than nonconsensual Liens permitted under Section 10.2.), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Fifth Amendment Effective Date Part II of Schedule 7.1.(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by Holdings.

(c) Authorization of Agreement, Etc. The Borrowers have the right and power, and have taken all necessary action to authorize them, to borrow and obtain other extensions of credit hereunder. Each Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which any Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Loan Party and each is a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
(d) Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) except as set forth in Schedule 7.1.(d), require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party; (ii) violate, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than Liens created pursuant to the Security Documents.
(e) Compliance with Law; Governmental Approvals. Each of Holdings, the Borrower, each other Loan Party and each other Subsidiary is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating to such Person except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.
(f) Title to Properties; Liens. As of the Fifth Amendment Effective Date, Schedule 7.1.(f) is a complete and correct listing of all of the real property owned or leased by Holdings, the Borrower, each other Loan Party and each other Subsidiary. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Fifth Amendment Effective Date, except as set forth on such Schedule, there are no Liens against any assets of Holdings, the Borrower, any other Loan Party or any other Subsidiary except for Liens permitted under Section 10.2.

(g) Existing Indebtedness. Schedule 7.1.(g) is, as of the Fifth Amendment Effective Date, a complete and correct listing of all Indebtedness of Holdings, the Borrower and its Subsidiaries, including without limitation, Indebtedness in respect of Guarantees.
(h) Material Contracts. Schedule 7.1.(h) is, as of the Fifth Amendment Effective Date, a true, correct and complete listing of all Material Contracts. No event or condition exists which with the giving of notice, the lapse of time, or both, would permit any party to any such Material Contract to terminate such Material Contract.
(i) Litigation. Except as set forth on Schedule 7.1.(i), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of Holdings or the Borrower, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting Holdings, the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or, to the Borrower’s knowledge, threatened relating to Holdings, the Borrower, any other Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.
(j) Taxes. All federal, state and other tax returns of Holdings, the Borrower, the other Loan Parties and the other Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon Holdings, the Borrower, each other Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 8.5. As of the Fifth Amendment Effective Date, none of the United States income tax returns of Holdings, the Borrower, any other Loan Party or any other Subsidiary is under audit. All charges, accruals and reserves on the books of Holdings, the Borrower, each other Loan Party and each other Subsidiary in respect of any taxes or other governmental charges are in accordance with GAAP.
(k) Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries for the fiscal year ending December 31, 2008, and the related audited consolidated statements of operations and comprehensive loss, cash flows and net assets (deficit) for the fiscal year ending on such dates, with the opinion thereon of BDO Seidman, LLP, and (ii) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries for the fiscal quarter ending March 31, 2009, and the related unaudited consolidated statements of operations and comprehensive loss, cash flows and net assets (deficit) for the period of one fiscal quarter ending on such date. Such financial statements (including in each case related schedules and notes) present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of Holdings and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Neither Holdings nor any of its Subsidiaries has on the Fifth Amendment Effective Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or in the notes thereto, except as referred to or reflected or provided for in said financial statements.

(l) No Material Adverse Change. Since December 31, 2008, there has been no material adverse change in the business, assets, liabilities, financial condition or results of operations of Holdings and its Subsidiaries taken as a whole. Each of Holdings, the Borrower and the other Loan Parties is Solvent.
(m) ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Fifth Amendment Effective Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
(n) Not Plan Assets; No Prohibited Transaction. None of the assets of Holdings, the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
(o) Absence of Defaults. None of the Holdings, the Borrower, any other Loan Party or any other Subsidiary is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case: (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by any such person under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) Environmental Laws. Each of Holdings, the Borrower, the other Loan Parties and the other Subsidiaries has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) neither Holdings nor the Borrower is aware of, and has received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to Holdings, the Borrower, any other Loan Party or any other Subsidiary, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the knowledge of Holdings or the Borrower after due inquiry, threatened, against Holdings, the Borrower, any other Loan Party or any other Subsidiary relating to Environmental Laws.
(q) Investment Company; Etc. None of Holdings, the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(r) Margin Stock. None of Holdings, the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
(s) Affiliate Transactions. Except as permitted by Section 10.8., None of Holdings, the Borrower, any other Loan Party or any other Subsidiary is a party to any transaction with an Affiliate.
(t) Intellectual Property. Each of Holdings, the Borrower, each other Loan Party and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright or other proprietary right of any other Person. Each of Holdings, the Borrower, each other Loan Party and each other Subsidiary has taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by Holdings, the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by Holdings, the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of Holdings, the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(u) Business. As of the Fifth Amendment Effective Date, Holdings, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of operating, owning, acquiring and redeveloping boutique hotels, together with other business activities incidental thereto.
(v) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to Holdings, the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.
(w) Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, Holdings, the Borrower, any other Loan Party or any other Subsidiary in connection with, pursuant to or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of Holdings, the Borrower, any other Loan Party or any other Subsidiary or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements (including in each case all related schedules and notes) furnished to the Agent or any Lender by, on behalf of, or at the direction of, Holdings, the Borrower, any other Loan Party or any other Subsidiary in connection with, pursuant to or relating in any way to this Agreement, present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). All financial projections and other forward looking statements prepared by or on behalf of Holdings, the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. As of the Fifth Amendment Effective Date, no fact is known to Holdings or the Borrower which has had, or may in the future have (so far as Holdings or the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders.
(x) Foreign Assets Control. None of Holdings, the Borrower, any other Loan Party, any other Subsidiary or any Affiliate: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities; provided, however, to the extent that any such Person’s operating income is derived from hotel guests, such representation is only to such Person’s knowledge.
(y) Swap Agreements. As of the Fifth Amendment Effective Date, except for the Swap Agreements listed on Schedule 7.1.(y), (i) no Loan Party is a party to or a guarantor of any Swap Agreement; (ii) no Swap Agreement is secured by any assets of any Loan Party; and (iii) no Loan Party has any direct or contingent obligation with respect to any Swap Agreement.

Section 7.2 Survival of Representations and Warranties, Etc.
All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of Holdings, the Borrower, any other Loan Party or any other Subsidiary to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment hereto or thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of Holdings or the Borrower prior to the Fifth Amendment Effective Date and delivered to the Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower to the Agent and the Lenders under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Fifth Amendment Effective Date, the Effective Date and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.
ARTICLE. VIII Affirmative Covenants
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.6., each of Holdings and the Borrower, as applicable, shall comply with the following covenants:
Section 8.1 Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 10.3., Holdings and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.
Section 8.2 Compliance with Applicable Law and Material Contracts.
Holdings and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with (a) all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all Material Contracts to which it is a party, the failure with which to comply could give any other party thereto the right to terminate such Material Contract.

Section 8.3 Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, Holdings and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all material tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such material properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
Section 8.4 Insurance.
In addition to the requirements of any of the other Loan Documents, Holdings and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies (with an A.M. Best policyholders rating of at least A-IX (with respect to liability) or A-X (with respect to property damage)) against such risks (including, without limitation, acts of terrorism) and in such amounts as is customarily maintained by prudent Persons engaged in similar businesses and in similar locations and in any event as may be required by Applicable Law, and from time to time deliver to the Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
Section 8.5 Payment of Taxes and Claims.
Holdings and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of Holdings, the Borrower, such other Loan Party or such other Subsidiary, as applicable, in accordance with GAAP.

Section 8.6 Visits and Inspections.
Holdings and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of Holdings, the Borrower, such other Loan Party or such other Subsidiary to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, each of Holdings and the Borrower shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of Holdings, the Borrower, any other Loan Party or any other Subsidiary with its accountants.
Section 8.7 Use of Proceeds; Letters of Credit.
The Borrowers shall use the proceeds of the Loans and the Letters of Credit for general corporate purposes only and not to fund or support any activity that this Agreement does not permit the Borrowers to undertake. No part of the proceeds of any Loan or Letter of Credit will be used (a) for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock or (b) to fund any operations in, to finance any investments or activities in, or to make any payments to, a Sanctioned Person or Sanctioned Entity.
Section 8.8 Environmental Matters.
Holdings and the Borrower shall, and shall cause the other Loan Parties and the other Subsidiaries to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If Holdings, the Borrower, any other Loan Party or any other Subsidiary shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against Holdings, the Borrower, any other Loan Party or any other Subsidiary alleging violations of any Environmental Law or requiring Holdings, the Borrower, any other Loan Party or any other Subsidiary to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that Holdings, the Borrower, any other Loan Party or any other Subsidiary may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by Holdings, the Borrower, any other Loan Party or any other Subsidiary. Holdings and the Borrower shall, and shall cause the other Loan Parties and the other Subsidiaries to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 8.9 Books and Records.
Holdings and the Borrower shall, and shall cause the other Loan Parties and the other Subsidiaries to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.
Section 8.10 Further Assurances.
The Borrower shall, at the Borrower’s cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents.
Section 8.11 New Subsidiaries/Guarantors; Release of Guarantors.
(a) Requirement to Become Guarantor. Within 10 days of any Person (other than an Exempt Subsidiary or a Foreign Subsidiary) becoming a Material Subsidiary after the Effective Date, the Borrower shall deliver to the Agent each of the following items, each in form and substance satisfactory to the Agent: (i) an Accession Agreement executed by such Material Subsidiary and (ii) the items for such Material Subsidiary that would have been delivered under Sections 6.1.(a)(iv) through (viii) and (xv) if such Material Subsidiary had been one on the Effective Date; provided, however, promptly (and in any event within 10 days) upon any Exempt Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Effective Date or delivering an Accession Agreement pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this Section. The Borrower shall send to each Lender copies of each of the foregoing items once the Agent has received all such items with respect to a Material Subsidiary.
(b) Release of Madison Bar Company. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, Madison Bar Company from the Guaranty, Madison Bar Company’s Security Agreement and the pledge of Equity Interests in Madison Bar Company so long as: (i) Madison Bar Company does not then own or hold any asset, (ii) simultaneously with such release, Madison Bar Company’s existence is terminated, (iii) no Default or Event of Default shall exist immediately prior to, and shall not exist immediately after giving effect to, such release; (iv) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents (other than a change in factual circumstances since December 31, 2008, that constitutes a material adverse change in the business, assets, liabilities, financial condition or results of operations of Holdings and its Subsidiaries taken as a whole); and (v) the Agent shall have received such written request at least 10 Business Days prior to the requested date of such release. Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 8.12 Exchange Listing.
Holdings shall maintain at least one class of common shares of Holdings having trading privileges on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System.
ARTICLE. IX Information
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6., Holdings and the Borrower, as applicable, shall comply with the following covenants:
Section 9.1 Quarterly Financial Statements.
Not later than 5 days following the filing by Holdings of its Form 10-Q with the SEC, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, the Borrower shall furnish to each Lender a copy of Holdings’ unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of Holdings and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
Section 9.2 Year-End Statements.
Not later than 5 days following the filing by Holdings of its Form 10-K with the SEC, and in any event within 90 days after the end of each fiscal year of Holdings, the Borrower shall furnish to each Lender a copy of Holdings’ audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO Seidman, LLP or other independent registered public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

Section 9.3 Compliance Certificate; Borrowing Base Certificate; Etc.
Concurrently with the delivery of financial statements under Sections 9.1. and 9.2., the Borrower shall furnish to each Lender each of the following:
(a) Compliance Certificate. A certificate of a Financial Officer substantially in the form of Exhibit I (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the covenants contained in Section 10.11. and (iii) stating whether any change in the application of GAAP to the financial statements of Holdings has occurred since the later of the date of the Borrower’s audited financial statements referred to in Section 7.1.(k) and the date of the prior certificate delivered pursuant to this Section indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(b) Borrowing Base Certificate. A Borrowing Base Certificate including a calculation of the Net Operating Income of each Collateral Property and setting forth the other information to be contained therein as of the last day of the applicable fiscal period;
(c) Income Statements. An income statement for each Borrowing Base Property for the period covered by the applicable financial statements;
(d) ADR, Etc. Average daily rate, occupancy and revenue per available room reports for each Borrowing Base Property and for the Borrower, in each case, for the applicable period; and
(e) STAR Reports. STAR reports from Smith Travel Research for each Borrowing Base Property for the applicable period.
Section 9.4 Other Information.
Holdings or the Borrower, as applicable, shall furnish to each Lender (or to the Agent if so provided below) each of the following:
(a) Securities Filings. Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which Holdings, the Borrower, any other Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange;
(b) Budgets. Prior to the commencement of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(c) ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief executive officer or chief financial officer of Holdings setting forth details as to such occurrence and the action, if any, which Holdings or applicable member of the ERISA Group is required or proposes to take;
(d) Change of Financial Condition. Prompt notice of any change in the business, operations, properties, financial condition or results of operations of Holdings, the Borrower, any other Loan Party or any other Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect;
(e) Default. Promptly upon a Financial Officer obtaining knowledge thereof, notice of the occurrence of any Default or Event of Default;
(f) Patriot Act Information. From time to time and promptly upon each request, information identifying any Loan Party as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));
(g) Swap Agreements. On the Fifth Amendment Effective Date and at any time that a Compliance Certificate is delivered pursuant to Section 9.3.(a), a schedule listing each Swap Agreement to which any Loan Party is party, or as to which any Loan Party is a guarantor, or otherwise has any direct or contingent obligation, and stating (i) which assets, if any, secure such Swap Agreement and (ii) who owns such assets.
(h) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of Holdings, the Borrower, any other Loan Party or any other Subsidiary as the Agent or any Lender may reasonably request.

Section 9.5 Electronic Delivery of Certain Information.
(a) Holdings and the Borrower may deliver documents, materials and other information required to be delivered pursuant to Article IX. (collectively, “Information”) in an electronic format acceptable to the Agent by e-mailing any such Information to an e-mail address of the Agent as specified by the Agent from time to time. Any Information provided in such manner shall only be deemed to have been delivered to the Agent and the Lenders on the date on which the Agent posts such Information (which the Agent shall do promptly upon receipt) on behalf of Holdings or the Borrower, as applicable, on an internet or intranet website to which each Lender and the Agent has access, whether a commercial, third-party website (such as Intralinks or SyndTrak) or a website sponsored by the Agent (the “Platform”).
(b) In addition, Holdings and the Borrower may deliver Information required to be delivered pursuant to Sections 9.1., 9.2., and 9.4.(a) by posting any such Information to Holdings’ internet website (as of the Fifth Amendment Effective Date, www.morganshotelgroup.com). Any such Information provided in such manner shall only be deemed to have been delivered to the Agent or a Lender (i) on the date on which the Agent or such Lender, as applicable, receives notice from Holdings or the Borrower that such Information has been posted to Holdings’ internet website and (ii) only if such Information is publicly available without charge on such website. If for any reason, the Agent or a Lender either did not receive such notice or after reasonable efforts was unable to access such website, then the Agent or such Lender, as applicable, shall not be deemed to have received such Information. In addition to any manner permitted by Section 13.1., Holdings and the Borrower may notify the Agent or a Lender that Information has been posted to such a website by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Agent or such Lender, as applicable.
(c) Notwithstanding anything in this Section to the contrary (i) Holdings and the Borrower shall deliver paper copies of Information to the Agent or any Lender that requests Holdings and the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given to Holdings and the Borrower by the Agent or such Lender and (ii) in every instance Holdings shall be required to provide to the Agent a paper original of the Compliance Certificate required by Section 9.3.(a).
(d) Each of Holdings and the Borrower acknowledges and agrees that the Agent may make Information, as well as any other written information, reports, data, certificates, documents, instruments, agreements and other materials relating to Holdings, the Borrower, any Subsidiary or any other Loan Party or any other materials or matters relating to this Agreement, any of the other Loan Documents or any of the transactions contemplated by the Loan Documents, in each case to the extent that the Agent’s communication thereof to the Lenders is otherwise permitted hereunder (collectively, the “Communications”) available to the Lenders by posting the same on the Platform. Each of Holdings and the Borrower acknowledges that (i) the distribution of material through an electronic medium, such as the Platform, is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.
(e) The Agent shall have no obligation to request the delivery or to maintain copies of any of the Information or other materials referred to above, and in no event shall have any responsibility to monitor compliance by Holdings or the Borrower with any such requests. Each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such Information or other materials.

ARTICLE. X Negative Covenants
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6., each of Holdings and the Borrower, as applicable, shall comply with the following covenants:
Section 10.1 Indebtedness; Certain Equity Securities.
(a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(i) Indebtedness created under the Loan Documents;
(ii) (1) Indebtedness existing on the Effective Date and set forth in Schedule 10.1.(a), (2) Indebtedness existing on the Fifth Amendment Effective Date that is permitted by one of the other subsections of this Section 10.1.(a), and (3) extensions, renewals and replacements of any such Indebtedness described in clause (1) or (2), provided that such extending, renewal or replacement Indebtedness (A) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced (unless such obligor is a Subsidiary formed specifically for that purpose), (B) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium thereon), and (C) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being extended, renewed or replaced;
(iii) Additional Mortgage Indebtedness and extensions, renewals and replacements thereof, in each case incurred, extended, renewed or replaced prior to the Fifth Amendment Effective Date if, on the date of such incurrence or extension, renewal or replacement and after giving effect thereto on a Pro Forma Basis, the Leverage Ratio as defined in the Existing Credit Agreement shall not exceed the ratio then applicable under Section 10.11.(a) of the Existing Credit Agreement;
(iv) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided (A) that Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary that is a Loan Party shall be subject to Section 10.4. and (B) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Agent;

(v) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (A) the Indebtedness so Guaranteed is permitted by this Section (other than clause (a)(ii) or (a)(vii)), (B) Guarantees by the Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section  10.4. and (C) Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the applicable Subsidiary that is a Loan Party to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;
(vi) (A) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the outstanding principal amount of such extensions, renewals and replacements does not exceed the principal of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon); provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $5,000,000 at any time outstanding, and any Indebtedness permitted by this clause (vi) that is incurred on or after the Fifth Amendment Effective Date shall not be used to finance the acquisition, construction, improvement or expansion of hotels not owned by the Borrower or its Subsidiaries as of the Fifth Amendment Effective Date;
(vii) Indebtedness of any Person that becomes a Subsidiary after October 6, 2006 but prior to the Fifth Amendment Effective Date, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $5,000,000 at any time outstanding;
(viii) (A) a Guarantee by the Borrower of Indebtedness of Holdings permitted under Section 10.1.(b)(iii), provided the Guarantee permitted under this clause (viii)(A) shall be subordinated to the Obligations to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (B) other unsecured Indebtedness of the Borrower or any Subsidiary incurred prior to the Fifth Amendment Effective Date in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;
(ix) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(x) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;
(xi) Indebtedness in respect of Swap Agreements permitted by Section 10.6.;
(xii) Capital Lease Obligations of the Borrower or any Subsidiary that are incurred prior to the Fifth Amendment Effective Date and result from any arrangement whereby the Borrower or such Subsidiary sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred if, on the date of such incurrence on a Pro Forma Basis, the Leverage Ratio as defined in the Existing Credit Agreement shall not exceed the ratio then applicable under Section 10.11.(a);
(xiii) (A) Guarantees and/or indemnities (other than in respect of payment of principal or interest) by the Borrower or any Subsidiary in respect of capital contributions, project completions and cost-overruns and other performance matters and (B) Guarantees and/or indemnities in respect of customary non-recourse carveouts (including, without limitation environmental, fraud, misappropriation and bankruptcy matters), in each case in connection with investments or Indebtedness otherwise permitted under this Agreement; and
(xiv) Guarantees by the Borrower or any Subsidiary of: (A) Indebtedness of any joint venture that is not a Subsidiary, provided that such Guarantee and such Indebtedness are in effect prior to the Fifth Amendment Effective Date or (B) any extension, renewal or replacement of Indebtedness (the “Original Indebtedness”) described in clause (A) so long as such Borrower or Subsidiary guaranteed the Original Indebtedness prior to the Fifth Amendment Effective Date and such extension, renewal or replacement shall not increase the amount of Indebtedness guaranteed except by an amount equal to any accrued but unpaid interest and redemption premium on such Indebtedness.
(b) Holdings will not create, incur, assume or permit to exist any Indebtedness except (i) Indebtedness created under the Loan Documents, (ii) Indebtedness that would be permitted to be created, incurred or assumed by the Borrower or any Subsidiary under Sections 10.1.(a)(v), (ix), (x), (xi) and (xiii) and (iii) Indebtedness in respect of the Convertible Notes in an aggregate principal amount not exceeding $150,000,000 (plus an over allotment of up to 15.0%) at any time outstanding.
(c) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, issue or permit to remain outstanding any Preferred Equity Interests except in the case of Holdings or the Borrower (or, in the case of the Trust Preferred Securities, MHG Capital Trust I), Preferred Equity Interests that are Qualified Equity Interests in an aggregate principal amount not exceeding $150,000,000 at any time outstanding; provided that any such Preferred Equity Interests issued by the Borrower to Holdings for purposes of matching Preferred Equity Interests issued by Holdings shall be excluded from the calculation of such amount.

Section 10.2 Liens.
(a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(i) Liens created under the Loan Documents and in the case of any Collateral encumbered by a Security Document, other Liens expressly permitted on such Collateral by such Security Document;
(ii) Permitted Liens;
(iii) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 7.1.(f), provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business) and (B) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon);
(iv) Liens securing Indebtedness permitted by clause (a)(iii) of Section 10.1., provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business) and (B) except in the case of Indebtedness existing on the Fifth Amendment Effective Date and any extension, renewal or replacement of such Indebtedness, the Indebtedness secured thereby does not exceed the fair market value of the property or assets securing such Indebtedness at the time such security interest attaches;
(v) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon);

(vi) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Subsidiary, provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (vi)(A) of Section 10.1.(a) or to extend, renew or replace such Indebtedness and permitted by clause (vi)(B) of Section 10.1.(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement ( provided that this clause (B) shall not apply to any Indebtedness permitted by clause (vi)(B) of Section 10.1.(a) or any Lien securing such Indebtedness), (C) the Indebtedness secured thereby does not exceed the lesser of the cost of acquiring, constructing or improving such fixed or capital asset or, in the case of Indebtedness permitted by clause (vi)(A) of Section 10.1.(a), its fair market value at the time such security interest attaches, and in any event, the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary (except assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business);
(vii) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(viii) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;
(ix) Liens that are rights of setoff relating to deposit accounts in favor of banks and other depositary institutions arising in the ordinary course of business;
(x) Liens not otherwise permitted by this Section to the extent that neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $1,000,000 at any time outstanding;
(xi) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party;
(xii) Liens securing Indebtedness permitted by clause (a)(xii) of Section 10.1., provided that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business); and
(xiii) Liens of the type described on Schedule 10.2.(xiii) in an aggregate amount not to exceed the amount set forth therein.
(b) No Liens on Collateral Property. For avoidance of a doubt, neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, create, incur, assume, or permit to exist Indebtedness secured by, or Liens (including, without limitation, a Lien securing any Additional Mortgage Indebtedness) on, any Collateral Property except for Permitted Encumbrances (as defined in the Security Deed encumbering such Collateral Property).

Section 10.3 Fundamental Changes.
(a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, (i) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (w) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (x) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary that is a Loan Party) is a Subsidiary that is Loan Party, (y) any Subsidiary (other than a Subsidiary that is a Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (z) any Subsidiary (other than any Subsidiary that is a Loan Party) may merge into another Person in a transaction permitted by Section 10.5. in which such Person is the surviving entity, provided that any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Sections 10.4. and 10.5.
(b) The Borrower will not, and Holdings and the Borrower will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses reasonably related thereto.
(c) Holdings will not engage in any business or activity other than the ownership of Equity Interests of the Borrower, Investments permitted under Section 10.4.(p) and activities incidental thereto and compliance with its obligations under the Loan Documents. Holdings will not own or acquire any assets (other than Equity Interests of the Borrower, cash, Permitted Investments and Investments permitted under Section 10.4.(p)) or incur any liabilities (other than liabilities under the Loan Documents, liabilities permitted pursuant to Section 10.1.(b), liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence as a public holding company and permitted business and activities).
Section 10.4 Investments, Loans, Advances, Guarantees and Acquisitions.
Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interests (but specifically excluding (x) Holdings’ right to acquire and hold additional Equity Interests in (including, for this purpose, to the extent not otherwise falling within the definition of “Equity Interests”, any trust preferred securities of) the Borrower and (y) redemptions or other repurchases by the Borrower or Holdings of any such Equity Interests in accordance with the provisions of Sections 4.2.(e) and 7.4.(d) of the LLC Agreement) in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
(a) Permitted Investments;

(b) Permitted Acquisitions;
(c) investments existing on the date hereof and set forth on Schedule 10.4.;
(d) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Holdings, the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;
(e) (i) investments by Holdings in Equity Interests of the Borrower, by the Borrower or any other Loan Party (other than Holdings) in Equity Interests of a Subsidiary that is a Loan Party or any direct or indirect Wholly Owned Subsidiary of any Loan Party and (ii) loans or advances made by the Borrower or any other Loan Party (other than Holdings) to any Subsidiary that is a Loan Party or any direct or indirect Wholly Owned Subsidiary of any Loan Party and (iii) any contribution of assets from a Loan Party or a Wholly Owned Subsidiary of a Loan Party to another Loan Party or Wholly Owned Subsidiary of a Loan Party;
(f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(g) investments in the form of Swap Agreements permitted by Section 10.6.;
(h) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;
(i) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Lien”;
(j) investments received in connection with the disposition of any asset permitted by Section 10.5.;
(k) receivables or other trade payables owing to the Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any Subsidiary deems reasonable under the circumstances;

(l) investments by the Borrower or a Subsidiary in Equity Interests in joint ventures the primary business of which are businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses reasonably related thereto, provided that immediately after giving effect to such investment, (i) the Borrower or such Subsidiary will own Equity Interests in such joint venture representing at least 50% of the aggregate equity value represented by the issued and outstanding Equity Interests in such joint venture, (ii) the Borrower or a Subsidiary will manage or otherwise be responsible for the day-to-day operations of such joint venture pursuant to a customary management contract (or will have been designated to act in such capacity upon project completion) or will have influence over such day-to-day operations by virtue of a franchise arrangement (or will have been designated to have such influence upon project completion) or (iii) the Borrower or a Subsidiary will be the managing member or day-to-day administrative member of such joint venture, or will have approval rights over major decisions with respect to such joint venture;
(m) other investments, loans and advances by the Borrower or any Subsidiary in an aggregate amount, as valued at cost at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance other than Guarantees permitted under Section 10.1.(a)(xiv)) and without giving effect to any write-downs or write-offs thereof, that at the time of, and after giving effect to, the making thereof would not exceed 25% of Total Assets as of the end of the fiscal quarter immediately prior to the date of such investment for which financial statements have been delivered pursuant to Section 9.1. or 9.2.;
(n) repurchases by either of Holdings or the Borrower of the investments described in Schedule 10.4.(n);
(o) any Guarantees and/or indemnities permitted by Section 10.1.(a)(viii)(A) or 10.1.(a)(xiii); and
(p) investments by Holdings in Equity Interests of a Subsidiary or other Person who (i) is not a Subsidiary of the Borrower and (ii) directly or indirectly owns the Hard Rock Hotel and Casino in Las Vegas, Nevada and other assets incidental thereto.
Section 10.5 Asset Sales.
Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Holdings or the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Subsidiary in compliance with Section 10.4.(e)(i)), except:
(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used or surplus equipment and (iii) Permitted Investments, in each case in the ordinary course of business;
(b) sales, transfers, leases and other dispositions to the Borrower or a Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 10.8.;
(c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(d) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an investment permitted by clause (f), (h) or (j) of Section 10.4. or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);
(e) sale and leaseback transactions not prohibited by any other Section of this Article X.;
(f) leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings, the Borrower or any Subsidiary;
(g) licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings, the Borrower or any Subsidiary;
(h) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;
(i) sales, transfers and other dispositions of assets (other than a Collateral Property) or any direct or indirect interest therein, provided that promptly following the receipt of any cash proceeds from such sale, transfer or disposition, the Borrower or the applicable Subsidiary will use such proceeds to (x) acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Loan Parties, or make investments pursuant to Section 10.4.(b), in each case within nine months of such receipt or (y) repay outstanding Indebtedness;
(j) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold, and other than a Collateral Property) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (j) shall not exceed $5,000,000 during any fiscal year of the Borrower.

Section 10.6 Swap Agreements.
Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, (a) enter into any Swap Agreement, except (i) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary), (ii) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, (iii) the Borrower or any Subsidiary will be entitled to issue interest rate protection pursuant to one or more Swap Agreements if and to the extent that one or more other Wholly Owned Subsidiaries of the Borrower or such Subsidiary is purchasing or already owns offsetting interest rate protection for the same duration (or longer) and notional amount (or greater) and (iv) Holdings may enter into hedge and warrant transactions in connection with the Convertible Notes for the purpose of reducing potential dilution from conversion of the Convertible Notes, or (b) secure any Swap Agreement with the Collateral, other than the Secured Swap Agreements. Any Secured Swap Agreements may be extended, renewed or replaced and remain so secured, so long as (a) the nominal amount of such Swap Agreement is not increased, (b) such extension, renewal or replacement does not increase the amount by which any Loan Party or any Subsidiary is “out of the money” under such Swap Agreement, (c) the obligations and risks of any Loan Party or Subsidiary under such Swap Agreement are not increased in any material respect, (d) the expiration date and termination date of such extension, renewal or replacement are no later than October 12, 2011, and (e) such extension, renewal or replacement is entered into with a Lender or an Affiliate of a Lender.
Section 10.7 Restricted Payments.
Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Subsidiaries of the Borrower may declare and pay dividends ratably with respect to their Equity Interests, (ii) Holdings may declare and pay dividends with respect to its common stock payable solely in shares of common stock, (iii) the Borrower may, or may make Restricted Payments to Holdings so that Holdings may (and Holdings may), make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans approved by Holdings’ board of directors for management or employees of Holdings, the Borrower and the Subsidiaries, (iv) the Borrower may make Restricted Payments to Holdings at such times and in such amounts (A) as shall be necessary to permit Holdings to discharge its general corporate and overhead (including franchise taxes and directors fees) expenses incurred in the ordinary course and other permitted liabilities and (B) as shall be necessary to pay the tax liabilities of Holdings directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries; provided that (1) the amount of Restricted Payments pursuant to clause (B) of this clause (iv) shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of federal, State and local taxes were the Borrower and the Subsidiaries to pay such taxes as stand-alone taxpayers, (2) all Restricted Payments made to Holdings pursuant to this clause (iv) are used by Holdings for the purposes specified herein within ten Business Days after Holdings’ receipt thereof and (3) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (v) each of Holdings and the Borrower may declare and pay dividends in respect of Qualified Equity Interests and/or Trust Preferred Securities otherwise permitted hereunder, and (vi) to the extent constituting Restricted Payments, Holdings and the Borrower may purchase the investments permitted by Section 10.4.(n).

Section 10.8 Transactions with Affiliates.
Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or, in the case of management and/or franchise agreements arising in the ordinary course of business, agreements between any Subsidiary and the Borrower or any other Subsidiary as reasonably deemed appropriate by the Borrower, (ii) transactions between or among the Borrower and the Subsidiaries that are Loan Parties not involving any other Affiliate, (iii) payroll, travel and similar advances to cover matters permitted under Section 10.4.(d), (iv) the payment of reasonable fees to directors or managers of Holdings, the Borrower or any Subsidiary who are not employees of Holdings, the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, managers, officers or employees of Holdings, the Borrower or the Subsidiaries in the ordinary course of business, (v) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holdings’ board of directors, (vi) employment and severance arrangements entered into in the ordinary course of business between Holdings, the Borrower or any Subsidiary and any employee thereof and approved by Holdings’ board of directors, (vii) transactions contemplated by and payments due to Ian Schrager under the Consulting Agreement, (viii) any Restricted Payment permitted by Section 10.7. or any distributions of cash or other assets from any Person to any Loan Party or any Subsidiary in respect of Equity Interests held by such Loan Party or Subsidiary in that Person and (ix) capital contributions and other investments permitted by Section 10.4. by the Borrower to a Subsidiary or other Affiliate or by a Subsidiary to any other Subsidiary or Affiliate, provided that a Financial Officer has determined in good faith that the terms of such contribution or other investment are fair and reasonable to the contributing party.
Section 10.9 Restrictive Agreements.
Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) law or (B) any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 10.9. (but shall apply to any extension or renewal of, or any amendment, modification or replacement expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such Indebtedness (x) prohibits the issuer thereof (other than a Loan Party) from issuing any Guarantee of Indebtedness or (y) contains negative pledge clauses or other restrictions or conditions applicable only to the property or assets of such issuer and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 10.10 Amendment of Material Documents.
Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, amend, modify, waive, terminate or release (a) its certificate of incorporation, by-laws or other organizational documents, (b) the Indebtedness permitted under Section 10.1.(a)(ii)(1), other than repayment or termination of such Indebtedness, or (c) any agreements governing any joint venture of the Borrower or any Subsidiary as of the Effective Date which joint venture owns any asset used in or related to any Collateral Property, in each case if the effect of such amendment, modification, waiver, termination or release is materially adverse to Holdings, the Borrower, any Subsidiary or the Lenders; provided, however, that in the case of clause (b), any amendment, modification or waiver with respect to Indebtedness that would not violate the requirements of Section 10.1.(a)(ii) if made in the context of a refinancing shall be permitted under this Section 10.10. (whether or not associated with a refinancing). Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, amend, modify, waive, terminate or release any agreements governing any joint venture of the Borrower or any Subsidiary as of the Effective Date if such amendment, modification, waiver, termination or release would have a Material Adverse Effect.
Section 10.11 Financial Covenants.
Neither Holdings nor the Borrower shall permit:
(a) Minimum Fixed Charge Coverage Ratio. The ratio (determined on a Pro Forma Basis in accordance with Section 1.4.) of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ending to (ii) Fixed Charges for such period, to be less than 0.90 to 1.00 at any time.
(b) Capital Expenditures. Holdings, any Borrowers or any Subsidiary to make any capital expenditures with respect to the Properties, other than (i) maintenance capital expenditures for any Property that is a hotel not exceeding four percent (4%) of the budgeted annual gross revenues of such hotel, (ii) restoration capital expenditures in connection with casualty events (subject to the terms of any Security Document), (iii) emergency capital expenditures for health and safety purposes and (iv) other planned improvements and capital expenditures specified on Schedule 10.11.(b) or otherwise approved by the Agent (such approval not to be unreasonably withheld or delayed). In addition, prior to the Fifth Amendment Effective Date and before the beginning of each annual budget period, the Borrower shall provide the Agent with a capital budget for each such Property consistent with the foregoing and used by the Borrower in its business planning process, and no maintenance capital expenditures shall exceed such capital budget unless approved in writing by the Agent (such approval not to be unreasonably withheld or delayed).
Section 10.12 Changes in Fiscal Periods.
Holdings will neither (a) permit its fiscal year or the fiscal year of the Borrower or any Subsidiary to end on a day other than December 31, nor (b) change its method of determining fiscal quarters.

Section 10.13 ERISA Exemptions.
Holdings and the Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.
Section 10.14 Availability of Exceptions.
For the avoidance of doubt, in determining compliance with the restrictions set forth in this Article X with respect to any proposed financing, purchase, sale or other transaction, the Loan Parties shall be entitled to elect and rely upon any single exception or any combination of applicable exceptions as they deem appropriate.
ARTICLE. XI Default
Section 11.1 Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a) any Borrower shall fail to pay any principal of any Loan owing by it or, in the case of the Borrower, any Reimbursement Obligation, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) any Borrower shall fail to pay any interest on any Loan owing by it or any fee, any other amount (other than an amount referred to in paragraph (a) of this Article) payable by it under any Loan Document or any other Obligation, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in any Loan Document (other than a Security Deed; any Assignment of Contracts, Documents and Rights; any Assignment of Leases and Rents; any Property Management Contract Assignment; any Affidavit of Title and Non-Foreign Certificate; any Closing Certification; and any Certificate Concerning Leases and rent roll certification (collectively, the “Real Estate Security Documents”)) or any amendment or modification thereof or waiver thereunder, or in any written report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 8.1. (with respect to keeping in effect the existence of Holdings or the Borrower), Section 8.7., subsection (c), (d) or (e) of Section 9.4., Section 10.1. (indebtedness), Section 10.3. (fundamental change), Section 10.7. (restricted payments) or Section 10.11. (financial covenants), or (ii) any other Section of Article X. not referred to in clause (i) above and in the case of this clause (ii) only, such failure shall continue unremedied for a period of 10 days after the Borrower receives written notice thereof from the Agent;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in subsections (a), (b) or (d) of this Section or in any Real Estate Security Document), and such failure shall continue unremedied for a period of 30 days after Borrower receives written notice thereof from the Agent to the Borrower;
(f) Holdings, the Borrower or any Subsidiary that is a Loan Party shall fail to make any payment of principal or interest (regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
(g) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) constitutes a default with respect to any Material Indebtedness and all applicable notice or cure periods have expired such that the lender or other party thereto is entitled to accelerate such Material Indebtedness or exercise its other similar enforcement or collateral remedies on account of such default;
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower, any Subsidiary that is a Loan Party or any other Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower, any Subsidiary that is a Loan Party or any other Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i) Holdings, the Borrower, any Subsidiary that is a Loan Party or any other Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower, any Subsidiary that is a Loan Party or any other Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any formal action for the purpose of effecting any of the foregoing;
(j) Holdings, the Borrower, any Subsidiary that is Loan Party, or any other Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against Holdings, the Borrower, or any Subsidiary or any combination thereof (provided that in determining whether the foregoing threshold is satisfied, there shall be excluded any portion of such judgments that is fully covered by a solvent third party insurance company (less any applicable deductible) and as to which the insurer has not disputed, in writing, its responsibility to cover such judgment, order, decree or arbitration award) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Subsidiary to enforce any such judgment;
(l) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000 shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $5,000,000;
(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with a fair value in excess of $5,000,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under any Security Document or (B) file Uniform Commercial Code continuation statements;
(n) any Loan Document or any Guarantee of the Obligations shall for any reason be asserted by any Loan Party in writing not to be a legal, valid and binding obligation of any Loan Party thereto;
(o) the Guaranty shall cease to be in full force and effect (other than in accordance with the terms of the Loan Documents); or
(p) a Change in Control shall occur.

Notwithstanding the foregoing, any events that would give rise to an Event of Default under subsections (h), (i), (j) or (k) of this Section 11.1. will not constitute an Event of Default with respect to a Subsidiary of the Borrower that is not a Loan Party (the “Defaulting Subsidiary”), if and for so long as (1) the Defaulting Subsidiary is a special purpose entity that does not own any assets other than a direct or indirect interest in one Property (the “Subject Property”) and that does not have any Indebtedness or other liabilities other than those directly related to the ownership and operation of the Subject Property, (2) the event giving rise to the Event of Default occurs as a result of a default by the Defaulting Subsidiary under a mortgage loan or mezzanine loan (the “Property Debt”) financing the Subject Property, (3) the Subject Property is not Collateral for any of the Obligations, (4) such Property Debt is non-recourse to the Defaulting Subsidiary, Holdings, the Borrower and any other Subsidiary, (5) neither Holdings, the Borrower nor any other Subsidiary (other than the Defaulting Subsidiary) has any remaining liability or obligation (and the Defaulting Subsidiary has no remaining liability or obligation other than a non-recourse obligation) with respect to the Property Debt or any other Indebtedness of the Defaulting Subsidiary other than customary “bad boy” nonrecourse carveouts with respect to the Property Debt, and (6) the Agent has not determined that there is a reasonable basis for any claim to be asserted, or if a claim has been asserted, has not determined that there is a reasonable basis for such claim, in either case, against Holdings, the Borrower or any other Subsidiary (other than a non-recourse claim against the Defaulting Subsidiary) under any such “bad boy” nonrecourse carveout, under any guaranty or under any other document related to such Property Debt or any other Indebtedness of the Defaulting Subsidiary;
Section 11.2 Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(a) Acceleration; Termination of Facilities.
(i) Automatic. Upon the occurrence of an Event of Default specified in Section 11.1.(h) or 11.1.(i), (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account pursuant to Section 11.5. and (iii) all of the other Obligations (other than obligations in respect of Swap Agreements and Treasury Management Services Agreement), including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (B) all of the Commitments, the obligation of the Lenders to make Loans and the obligation of the Agent to issue Letters of Credit hereunder, shall all immediately and automatically terminate.
(ii) Optional. If any other Event of Default shall exist, the Agent shall, at the direction of the Requisite Lenders: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such other Event of Default for deposit into the Collateral Account pursuant to Section 11.5. and (3) all of the other Obligations (other than obligations in respect of Swap Agreements and Treasury Management Services Agreement), including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrowers and (B) terminate the Commitments, the obligation of the Lenders to make Loans hereunder and the obligation of the Agent to issue Letters of Credit hereunder.

(b) Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(c) Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.
(e) [Reserved.]
Section 11.3 Remedies Upon Default.
Upon the occurrence of a Default specified in Section 11.1.(h), the Commitments shall immediately and automatically terminate.
Section 11.4 Allocation of Proceeds.
If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrowers hereunder or thereunder, shall be applied in the following order and priority:
(a) amounts due the Agent in respect of fees and expenses due under Section 13.2.;
(b) amounts due the Lenders in respect of fees and expenses due under Section 13.2., pro rata in the amount then due each Lender;
(c) payments of interest on all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders;
(d) amounts due the Agent and the Lenders pursuant to Sections 12.8. and 13.9.;
(e) payments of principal of all other Loans, Reimbursement Obligations and other Letter of Credit Liabilities and amounts then due and payable under any Secured Swap Agreement or Treasury Management Services Agreement between the Borrower and any Lender (or any affiliate of a Lender), to be applied for the ratable benefit of the Lenders (and in the case of any Swap Agreement or Treasury Management Services Agreement, any affiliate of a Lender); provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Agent for deposit into the Collateral Account;

(f) payment of all other Obligations (other than Swap Agreements) and other amounts due and owing by the Borrower and the other Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders;
(g) payment of all amounts due and payable under any Swap Agreement (other than a Secured Swap Agreement) between the Borrower and any Lender (or an affiliate of a Lender), to be applied for the ratable benefit of the Lender and any affiliate of a Lender; and
(h) any amount remaining after application as provided above, shall be paid to the Borrower or whoever else may be legally entitled thereto.
Section 11.5 Collateral Account.
(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section.
(b) Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in Permitted Investments as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.
(c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account and proceeds thereof to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.
(d) If an Event of Default exists, the Requisite Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with Section 11.4.

(e) So long as no Default or Event of Default exists, and to the extent (i) amounts on deposit in or credited to the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, (ii) the amounts on deposit in the Collateral Account as a result of payments made pursuant to Section 2.8.(b)(ii) with respect to Tranche A Letters of Credit exceeds the Tranche A Letter of Credit Liabilities or (iii) the amounts on deposit in the Collateral Account as a result of payments made pursuant to Section 2.8.(b)(iii) with respect to Tranche B Letters of Credit exceeds the Tranche B Letter of Credit Liabilities, the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Collateral Account as exceeds the aggregate amount of the Letter of Credit Liabilities, Tranche A Letter of Credit Liabilities, or Tranche B Letter of Credit Liabilities, as applicable, at such time.
(f) The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.
Section 11.6 Performance by Agent.
If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.
Section 11.7 Rights Cumulative.
The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
Section 11.8 Remedies in Respect of Real Estate Security Documents.
If (a) there shall have occurred and be continuing an event of default under the Security Deed or any other Security Document relating to a Collateral Property, (b) an Event of Default shall not otherwise exist and (c) the Borrower would be permitted to cause such Collateral Property to be released from the Liens created by the Security Documents applicable to such Collateral Property in accordance with the terms of Section 4.3., then the Agent shall not be entitled to exercise any right or remedy it may have under such Security Documents as a result of the occurrence and continuation such event of default under any such Security Document.

ARTICLE. XII The Agent
Section 12.1 Authorization and Action.
Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders (or all of the Lenders if explicitly required under any provision of this Agreement) have so directed the Agent to exercise such right or remedy.
Section 12.2 Agent’s Reliance, Etc.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons (except for the delivery to it of any certificate or document specifically required to be delivered to it pursuant to Section 6.1.) or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.
Section 12.3 Notice of Defaults.
The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.
Section 12.4 Wachovia as Lender.
Wachovia, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wachovia in each case in its individual capacity. Wachovia and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower or any other Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wachovia or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

Section 12.5 Approvals of Lenders.
All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.
Section 12.6 Collateral Matters.
(a) The Agent is authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.
(b) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral upon termination of this Agreement in accordance with Section 13.10. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section or any other applicable provision of any of the other Loan Documents.
(c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least 5 Business Days’ prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by all of the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty; and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

(d) The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the Agent’s gross negligence or willful misconduct.
(e) Upon the termination of this Agreement and the payment in full of all Obligations in accordance with Section 13.10. (the “Full Payment”), upon the written request of the Borrower, the Agent and each Lender shall use commercially reasonable efforts to (i) assign, or sever into two (2) or more separate notes in denominations that the Borrower requests, each of its Tranche A Borrower Notes, Tranche A Florida Borrower Notes or Tranche B Notes, and assign the Security Deed on the Florida Property or the NY Mortgage, to any Person(s) designated by the Borrower, which assignment and severance documents shall be in recordable form, (ii) deliver to or as directed by the Borrower all original executed Tranche A Borrower Notes, Tranche A Florida Borrower Notes or Tranche B Notes, as applicable, and all originally executed other notes which may have been consolidated, amended and/or restated in connection with the execution of such Tranche A Borrower Notes, Tranche A Florida Borrower Notes or Tranche B Notes or, with respect to any note where the original has been lost, destroyed or mutilated, a lost note affidavit, (iii) execute and deliver an allonge with respect to each Tranche A Borrower Note, Tranche A Florida Borrower Note or Tranche B Note (or as it may have been split pursuant to (i) above) and any other note(s) described in clause (ii) above, (iv) deliver the original recorded copy of the mortgage or a certified copy of record, and (v) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements) in recordable form as may be acceptable to the Agent and each such Lender in its sole discretion, in each case, without recourse against the Agent or any Lender and without any covenant, representation or warranty by the Agent or any Lender and notwithstanding anything to the contrary contained herein, pursuant to instruments or other documents in form and substance satisfactory to the Agent and the Lenders. In connection with any transaction contemplated by this Section 12.6., the Borrower shall submit to the Agent and each Lender for their review, not less than fifteen (15) days prior to the date of any assignment of the mortgage or the payment in full of the Obligations, all instruments and documents to be executed by the Agent or any Lender. All out-of-pocket costs and expenses (including without limitation all fees and expenses of counsel) incurred by the Agent or any Lender pursuant to this Section 12.6(e) shall be paid and reimbursed by the Borrowers, jointly and severally. In addition to any indemnification obligations set forth elsewhere in this Agreement or in any other Loan Document, the Borrowers, jointly and severally, shall indemnify the Agent, each Lender and each other Indemnified Party from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature incurred by any Indemnified Party arising from or in connection with this Section or any assignment, document, act, or obligation described herein or related hereto. The expense payment and reimbursement obligations, and the indemnification obligations, of the Borrowers set forth in this Section shall survive termination of this Agreement and the other Loan Documents.

Section 12.7 Lender Credit Decision, Etc.
Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of Holdings, the Borrower, any other Loan Party, any other Subsidiary or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of Holdings, the Borrower, any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Holdings, Borrower, the other Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Holdings, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.
Section 12.8 Indemnification of Agent.
Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses, or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Agent following the advice of counsel to the Agent of which advice the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent, and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 12.9 Successor Agent.
The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000 and provided no Default or Event of Default exists, shall be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. Such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Agent, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. After any Agent’s resignation hereunder as Agent, the provisions of this Article XII. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Section 12.10 Titled Agents.
Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or for any duties as an agent hereunder for the Lenders. The titles of “Arrangers”, “Syndication Agent”, and other similar titles are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
ARTICLE. XIII Miscellaneous
Section 13.1 Notices.
Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:
If to the Borrower or Holdings, to it at:
475 Tenth Avenue
New York, New York 10018
Attn: Richard Szymanski
Telephone: (212) 277-4188
Telecopy: (212) 277-4270
If to the Agent:
Wachovia Bank, National Association
301 South College Street, NC0172
Charlotte, North Carolina 28288
Attn: Anand J. Jobanputra
Telephone: (704) 383-4013
Telecopy: (704) 383-6205
If to a Lender:
To such Lender’s address or telecopy number, as applicable, set forth on its signature page hereto or in the administrative questionnaire required by the Agent and provided by such Lender;

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II. shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to any Loan Party (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.
Section 13.2 Expenses.
The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent and costs and expenses in connection with (i) the use of IntraLinks, Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents and (ii) the costs and expenses incurred by the Agent in connection with the review of Properties for inclusion in calculations of the Borrowing Base and the Agent’s other activities under Article IV., including the cost of all Appraisals, title insurance, any inspection by the Agent of any such Properties, and the reasonable fees and disbursements of counsel to the Agent relating to all such activities, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document, (d) to pay or reimburse the Agent for all of its reasonable out-of-pocket fees and expenses of third parties acting as advisors to the Agent and (e) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Section 11.1.(h) or 11.1.(i), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 13.3 Setoff.
Subject to Section 3.4. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, to the fullest extent permitted by law, each of the Borrowers hereby authorizes the Agent, each Lender, each affiliate of the Agent or any Lender, and each Participant, at any time while an Event of Default exists, without prior notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an affiliate of a Lender or a Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, any such affiliate of the Agent or such Lender, or such Participant, to or for the credit or the account of any of the Borrowers against and on account of any of the Obligations owing by any of the Borrowers, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2., and although such obligations shall be contingent or unmatured.
Section 13.4 Litigation; Jurisdiction; Other Matters; Waivers.
(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG HOLDINGS, THE BORROWERS, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT, HOLDINGS AND THE BORROWERS HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENTOR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG HOLDINGS, THE BORROWERS, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b) EACH OF HOLDINGS, THE BORROWERS, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN OF NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG HOLDINGS, THE BORROWERS, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. HOLDINGS, THE BORROWERS AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.
Section 13.5 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the affiliates and the partners, directors, officers, employees, agents and advisors of the Agent and the Lenders and of their respective affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees (an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if any of the applicable Commitments is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, and shall include the same proportionate part of the assigning Lender’s rights and obligations under both Tranche A and Tranche B, so that (after giving effect to such assignment) the assigning Lender’s remaining Commitment Percentage of Tranche A is equal to its remaining Commitment Percentage of Tranche B and the assignee’s Commitment Percentage of Tranche A is equal to its Commitment Percentage of Tranche B. Not in limitation of the foregoing, any assignment by a Lender of Loans must be of a proportionate amount of Loans owing by a Borrower.
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an affiliate of a Lender or an Approved Fund;
(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an affiliate of such Lender or an Approved Fund with respect to such Lender; and
(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Agent an administrative questionnaire in the form customarily required by the Agent.
(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4., 13.2. and 13.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.10. with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).
(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of any Loan Document described in Section 13.6.(b) that adversely affects such Participant. Subject to the immediately following subsection (e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.14., 5.1., 5.4. to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.3. as though it were a Lender, provided such Participant agrees to be subject to Section 3.4. as though it were a Lender. Upon request from the Agent, a Lender shall notify the Agent and the Borrower of the sale of any participation hereunder.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.14. and 5.1. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.14. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers and the Agent, to comply with Section 3.14.(c) as though it were a Lender.
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
Section 13.6 Amendments.
(a) Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).
(b) Notwithstanding the foregoing, without the prior written consent of each Lender adversely affected thereby, no amendment, waiver or consent shall do any of the following:
(i) increase the Tranche A Commitments or the Tranche B Commitments of the Lenders or subject the Lenders to any additional obligations;
(ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations;
(iii) reduce the amount of any Fees payable hereunder or postpone any date fixed for payment thereof;

(iv) modify the definition of the term “Termination Date” or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due), or extend the expiration date of any Letter of Credit beyond the Termination Date;
(v) amend or otherwise modify the provisions of Section 3.2.;
(vi) modify the definition of the term “Requisite Lenders” or otherwise modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 13.6. if such modification would have such effect;
(vii) release any Guarantor from its obligations under the Guaranty (except as otherwise permitted by Section 8.11.(b));
(viii) release any of the Collateral from the Lien of the Security Documents (except as otherwise permitted under Section 8.11.(b) or 12.6.); or
(ix) amend or otherwise modify the provisions of Section 2.14.
(c) No amendment, waiver or consent, unless in writing and signed by the Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents.
(d) No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. Except as otherwise provided in Section 12.5., no course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
Section 13.7 Nonliability of Agent and Lenders.
The relationship between the Borrowers, on the one hand, and the Lenders and the Agent, on the other hand, shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations.

Section 13.8 Confidentiality.
The Agent and each Lender shall use reasonable efforts to assure that information about Holdings, the Borrower, the other Loan Parties and the other Subsidiaries, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Agent, the Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Agent or such Lender, as applicable, and the Holdings or Borrower, as applicable, but in any event the Agent and the Lenders may make disclosure: (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section 13.8.); (b) as reasonably requested by any potential or actual Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitments or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by Applicable Law; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) upon the prior consent (which consent shall not be unreasonably withheld) of Holdings or the Borrower, as applicable, to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section actually known to such Lender to be such a breach or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate. Notwithstanding the foregoing, the Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent or such Lender or in accordance with the regulatory compliance policy of the Agent or such Lender.
Section 13.9 Indemnification.
(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, each of the Lenders, any affiliate of the Agent or any Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.14. or 5.1. or expressly excluded from the coverage of such Section 3.14. or 5.1.) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrowers of the proceeds of the Loans or Letters of Credit; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrowers; (vi) the fact that the Agent and the Lenders are creditors of the Borrowers and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrowers and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any Subsidiary that violates a sanction enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party.
(b) The Borrower’s indemnification obligations under this Section 13.9. shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 13.9.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.
(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.
(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.
(f) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(g) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 13.10 Termination; Survival.
At such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired, (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as provided in the following sentence and other than Swap Agreements which are not permitted to be secured by Collateral pursuant to Section 10.6.) have been paid and satisfied in full, this Agreement shall terminate; provided, however, that in the case of any Swap Agreement secured pursuant to Section 10.6., if all conditions to termination of this Agreement (other than the payment and satisfaction of Obligations under such Swap Agreement) have been satisfied, then this Agreement shall be permitted to be terminated with the consent of each Lender or Affiliate of a Lender that is a party to such Swap Agreement; provided, further, that such consent shall not be required with respect to any such Swap Agreement that is no longer held by a Lender or any Affiliate thereof as of the requested termination date. The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.14., 5.1., 5.4., 12.8., 13.2. and 13.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4., shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement. The Agent agrees to furnish to the Borrower, upon the Borrower’s request and at the Borrower’s sole cost and expense, any release, termination, or other agreement or document evidencing the foregoing termination and the release of the Liens created under any of the Security Documents as may be reasonably requested by the Borrower.
Section 13.11 Severability of Provisions.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 13.12 GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 13.13 Patriot Act.
The Lenders and the Agent each hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with such Act.
Section 13.14 Counterparts.
This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 13.15 Obligations with Respect to Loan Parties.
The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.
Section 13.16 Limitation of Liability.
Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and each of Holdings and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Holdings or the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each of Holdings and the Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.
Section 13.17 Entire Agreement.
This Agreement and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.
Section 13.18 Construction.
The Agent, each Lender, the Borrowers and Holdings acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, each Lender, the Borrowers and Holdings.